As filed with the Securities and Exchange Commission on June 26, 2007.
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mobile Mini, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7359 (Primary Standard Industrial Classification Code Number)	86-0748362 (I.R.S. Employer Identification No.)

CO-REGISTRANTS AND SUBSIDIARY GUARANTORS

A Royal Wolf Portable Storage, Inc.	California	7359	94-3043884
Mobile Mini I, Inc.	Arizona	7359	86-0748363
Delivery Design Systems, Inc.	Arizona	7359	86-0682170
Mobile Mini Holdings, Inc.	Delaware	7359	86-1048592
Mobile Mini Texas Limited Partnership, LLP	Texas	7359	52-2362031
Mobile Mini, LLC	California	7359	86-0748362
Mobile Mini, LLC	Delaware	7359	86-0748362
Mobile Mini of Ohio, LLC	Delaware	7359	86-0748362
Temporary Mobile Storage, Inc.	California	7359	94-3151288

Mobile Mini, Inc.	A Royal Wolf Portable Storage, Inc.	Mobile Mini I, Inc.	Delivery Design Systems, Inc.
7420 South Kyrene Road	7420 South Kyrene Road	7420 South Kyrene Road	7420 South Kyrene Road
Suite 101	Suite 101	Suite 101	Suite 101
Tempe, Arizona 85283	Tempe, Arizona 85283	Tempe, Arizona 85283	Tempe, Arizona 85283
(480) 894-6311	(480) 894-6311	(480) 894-6311	(480) 894-6311

Mobile Mini Holdings, Inc.	Mobile Mini Texas Limited Partnership, LLP	Mobile Mini, LLC (a California limited liability company)	Mobile Mini, LLC (a Delaware limited liability company)
7420 South Kyrene Road	7420 South Kyrene Road	7420 South Kyrene Road	7420 South Kyrene Road
Suite 101	Suite 101	Suite 101	Suite 101
Tempe, Arizona 85283	Tempe, Arizona 85283	Tempe, Arizona 85283	Tempe, Arizona 85283
(480) 894-6311	(480) 894-6311	(480) 894-6311	(480) 894-6311

	Mobile Mini of Ohio, LLC	Temporary Mobile Storage, Inc.
	7420 South Kyrene Road	7420 South Kyrene Road
	Suite 101	Suite 101
	Tempe, Arizona 85283	Tempe, Arizona 85283
	(480) 894-6311	(480) 894-6311
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Copy to:
Larry Trachtenberg Executive Vice President 7420 South Kyrene Road Suite 101 Tempe, Arizona 85283 (480) 894-6311	Joseph P. Richardson, Esq. Christopher J. Miner, Esq. Squire, Sanders & Dempsey L.L.P. 40 North Central, Suite 2700 Phoenix, Arizona 85004 (602) 528-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum
Securities to Be	Amount to Be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Unit (1)	Price (1)	Registration Fee
6 7/8% Senior Notes due 2015(2)	$150,000,000	100%	$150,000,000	$4,605

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Including the guarantees of the 6 7/8% Senior Notes due 2015. Pursuant to Section 457(n) of the Securities Act, no separate registration fee for the guarantees is payable.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus
Offer to Exchange
6 7/8% Senior Notes due 2015
(Registered under the Securities Act of 1933)
for all outstanding
6 7/8% Senior Notes due 2015 issued pursuant to an
Offering Memorandum dated April 23, 2007
($150 million aggregate principal amount outstanding)
of
(All Notes Guaranteed by Subsidiary Guarantors)
The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2007, unless extended.
•	The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the registration requirements under the federal securities laws. The terms of the exchange offer are summarized below and more fully described in this prospectus.

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	The terms of the exchange notes will be substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes will not apply to the exchange notes.

•	Our restricted material domestic subsidiaries guaranteed the original notes and will guarantee the exchange notes.

•	We will not receive any proceeds from the exchange offer.

     See “Risk Factors” beginning on page 19 for a discussion of the risks that should be considered by holders prior to tendering original notes.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2007

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is different. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to exchange the exchange notes for the original notes in any jurisdiction where such an offer is not permitted.

NOTICE TO NEW HAMPSHIRE RESIDENTS
     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
MARKET AND INDUSTRY DATA
     Some of the market and industry data contained in or incorporated by reference into this prospectus are based on independent industry publications or other publicly available information. Although we believe that these independent sources are reliable, we have not independently verified and cannot assure you as to the accuracy or completeness of this information. As a result, you should be aware that the market and industry data contained in or incorporated by reference into this prospectus, and our beliefs and estimates based on such data, may not be reliable.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
     Some of the information included in this prospectus, including information incorporated by reference, (as well as information included in oral statements or other written statements made or to be made by us or our representatives) contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans. Important factors that could cause actual results to differ materially from our expectations, or “cautionary statements,” are disclosed under “Risk Factors” and elsewhere in this prospectus or in the documents we incorporate by reference containing a similar heading, including, without limitation, in conjunction with the forward-looking statements included in or incorporated by reference into this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.
     From time to time, oral or written forward-looking statements are also included in our reports on Forms 10-K, 10-Q and 8-K, Schedule 14A, press releases and other materials released to the public. Although we believe that at the time made, the expectations reflected in all of these forward-looking statements are and will be reasonable, any or all of the forward-looking statements in this prospectus, our reports on Forms 10-K, 10-Q and 8-K, Schedule 14A and any other public statements that are made by us may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Many factors discussed in this prospectus, certain of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus or other public communications that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.
     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent reports filed with the Commission on Forms 10-K, 10-Q and 8-K and Schedule 14A.
INCORPORATION OF DOCUMENTS BY REFERENCE
     We are incorporating by reference into this prospectus the documents we file with the SEC. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We are incorporating by reference the following documents.
•	Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007;

•	Our Proxy Statement on Form 14A filed with the SEC on April 30, 2007;

•	Our Period Report on Form 10-Q for the quarter ended March 31, 2007 filed with the SEC on May 10, 2007;

•	Our Current Reports on Form 8-K filed with the SEC on April 10, 2007, May 8, 2007 and May 10, 2007; and

•	All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of the offering made pursuant to this prospectus.
     Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information.
     We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. To obtain timely delivery, you must request a copy of these documents no later than on                      at the following address and telephone number:
Mobile Mini, Inc.
7420 South Kyrene Road, Suite 101
Tempe, Arizona 85283
Attention: Investor Relations
telephone: (480) 894-6311
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934. You can inspect and copy, at prescribed rates, these reports, proxy statements and other information at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC at http:/ /www.sec.gov. You can also inspect reports and other information that we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
     We have filed a registration statement on Form S-4 with the SEC, of which this prospectus is a part, covering the exchange notes offered by this prospectus. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the related exhibits. We refer you to the registration statement and related exhibits for further information, and this prospectus is qualified in its entirety by such other information.

PROSPECTUS SUMMARY
     This summary highlights selected information contained in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in the notes. We urge you to read carefully this entire prospectus, all documents incorporated by reference, including the financial statements and the notes to the financial statements, and the “Risk Factors” section before making an investment decision. Unless the context requires otherwise, references in this prospectus to “we,” “our” and “us” refers to Mobile Mini, Inc. and its subsidiaries, unless the context indicates a different meaning.
Our Company
General
     We were founded in 1983 and we believe we are the largest provider of portable storage solutions in the United States through our total lease fleet of 149,600 portable storage and portable office units at December 31, 2006. We offer a wide range of portable storage products in varying lengths and widths with an assortment of differentiated features such as our proprietary security systems, multiple doors, electrical wiring and shelving. At December 31, 2006, we operated through a network of 54 branches located in the United States, one in Canada, six in the United Kingdom, and one in The Netherlands. Our portable units provide secure, accessible temporary storage for a diversified client base of over 91,000 customers, including large and small retailers, construction companies, medical centers, schools, utilities, distributors, the U.S. and U.K. military, hotels, restaurants, entertainment complexes and households. Our customers use our products for a wide variety of storage applications, including retail and manufacturing inventory, construction materials and equipment, documents and records and household goods. Based on an independent market study, we believe our customers are engaged in a vast majority of the industries identified in the four-digit SIC (Standard Industrial Classification) manual published by the U.S. Bureau of the Census. During the twelve months ended December 31, 2006, we generated revenues of approximately $273.4 million and EBITDA (as calculated in note (1) to “— Summary of Financial Data”) of approximately $116.8 million.
     Since 1996, we have followed a strategy of focusing on leasing rather than selling our portable storage units. We believe this leasing model is highly attractive because the vast majority of our fleet (determined by unit count) consists of steel portable storage units which:
•	provide predictable, recurring revenues from leases with an average duration of approximately 23 months;

•	have average monthly lease rates that recoup our current unit investment within an average of 34 months;

•	have long useful lives exceeding 25 years, low maintenance and high residual values; and

•	produce incremental leasing operating margins of approximately 54%.
     Since 1996, we have increased our total lease fleet from 13,600 units to 149,600 units, for a compound annual growth rate, or CAGR, of 27.1%. As a result of our focus on leasing, we have achieved substantial increases in our revenues, margins and profitability. Our annual leasing revenues have increased from $17.9 million in 1996 to $245.1 million in 2006, representing a CAGR of 29.9%. In addition to our leasing operations, we sell new and used portable storage units and provide delivery, installation and other ancillary products and services.
     Our fleet is primarily comprised of refurbished and customized steel portable storage containers, which were built according to the standards developed by the International Organization for Standardization (“ISO”), and other steel containers that we manufacture. We refurbish and customize our purchased ISO containers by adding our proprietary locking and easy-opening door systems. We maintain our steel containers on a regular basis. This maintenance consists primarily of repainting units every two to three years, essentially keeping them in the same condition as when they entered our fleet. Repair and maintenance expense for our fleet has averaged 3.5% of lease revenues over the past three fiscal years and is expensed as incurred.
     Our assets are characterized by low risk of obsolescence, extreme durability, long useful lives and a history of high-value retention. We believe our historical experience with leasing rates and sales prices for these assets demonstrates their high-value retention. We are able to lease our portable storage containers at similar rates, without regard to the age of the container. In addition, we have sold containers and steel offices from our lease fleet at an average of 148% of original cost from 1997 through 2006. Appraisals on our fleet are conducted on a regular basis by an independent appraiser selected by our banks, and the appraiser does not differentiate in value based upon the age of the container or the length of time it has been in our fleet. Our most recent fair market value and orderly liquidation value appraisals were conducted in December 2006. This fair market value appraisal appraised our lease fleet at a value in excess of net book value. At December 31, 2006, based on these appraisals, the fair market value of our lease fleet was approximately 114.7% of our lease fleet net book value; and the orderly liquidation value appraisal, on which our borrowings under our revolving credit facility are based, appraised our lease fleet at approximately $571.8 million, which equates to 82.0% of the lease fleet net book value.
Industry Overview
     The storage industry includes two principal segments, fixed self-storage and portable storage. The fixed self-storage segment consists of permanent structures located away from customer locations used primarily by consumers to temporarily store excess household goods. We do not participate in the fixed self-storage segment.
     The portable storage segment, in which our business operates, brings the storage solution to the customer’s location providing immediate access to the storage unit. The advantages of portable storage include convenience, immediate accessibility, better security and lower price. In contrast to fixed self-storage, the portable storage segment is primarily used by businesses. This segment of the storage industry is highly fragmented and remains local in nature with only a few national participants. We believe the portable storage business in the United States exceeds $1.5 billion in revenue annually. Historically, portable storage solutions included containers, van trailers and roll-off units. We believe portable storage containers are achieving increased market share compared to the other options because they provide ground level access and protect against damage caused by wind or water. As a result, containers can meet the needs of a diverse range of customers. Portable storage containers such as ours also provide improved aesthetics compared with certain other portable storage alternatives such as van trailers. Although there are no published estimates of the size of the portable storage segment, we believe the size of the segment is expanding due to increasing awareness of the advantages of portable storage.
     Our products also serve the mobile office industry. This industry provides mobile offices and other modular structures and is estimated by us to exceed $3 billion in revenue annually in the United States. We offer combined storage/office units and mobile offices in varying lengths and widths, with lease duration in North America averaging approximately 20 months.
     We also offer portable record storage units and many of our regular storage units are used for document and record storage. The documents and records storage industry is experiencing significant growth as businesses continue to generate substantial paper records that must be kept for extended periods.
     Our goal is to continue to be the leading U.S. provider of portable storage solutions and to successfully introduce our operating methods into the United Kingdom. We believe our competitive strengths and business strategy will enable us to achieve these goals.
Competitive Strengths
     We believe that our competitive strengths, as outlined below, enable us to be the nation’s leading provider of portable storage solutions.
     Market Leadership. We believe that we are the largest provider of portable storage solutions in a majority of our U.S. markets. At December 31, 2006, we maintained a total fleet of approximately 155,000 units, comprised of approximately 149,600 units held for lease and approximately 5,400 units held for sale. We believe we are creating brand awareness and the name “Mobile Mini” is associated with high quality portable storage products, superior customer service and value-added storage solutions. We have achieved significant growth in new and existing markets by capturing market share from competitors and by creating demand among businesses and consumers who were previously unaware of the availability of our products to meet their storage needs.
     Superior, Differentiated Products. We offer the industry’s broadest range of portable storage products, with many customized features that differentiate our products from those of our competition. We design and manufacture our own portable storage units in addition to restoring and modifying used ocean-going containers. These capabilities allow us to offer a wide range of products and proprietary features to better meet our customers’ needs, charge premium lease rates and gain market share from our competitors, who offer more limited product selections. Our portable storage units vary in size from 5 to 48 feet in length and 8 to 10 feet in width. The 10-foot wide units we manufacture provide 40% more usable storage space than the standard eight-foot-wide ocean-going containers offered by our competitors. The vast majority of our products have a proprietary locking system and multiple door options. In addition, we offer portable storage units with electrical wiring, shelving and other customized features.

     Geographic and Customer Diversification. From our 62 branches of which 54 are located in 31 states in the United States, one in Canada, six in the United Kingdom, and one in The Netherlands, we served over 91,000 customers from a wide range of industries in 2006. Our customers include large and small retailers, construction companies, medical centers, schools, utilities, distributors, the U.S. and U.K. militaries, government agencies, hotels, restaurants, entertainment complexes and households. Our diverse customer base demonstrates the broad applications for our products and our opportunity to create future demand through targeted marketing. In 2006, our largest and our second-largest customers accounted for 2.1% and 0.5% of our leasing revenues, respectively, and our twenty largest customers accounted for approximately 5.3% of our leasing revenues. During 2006, approximately 45.1% of our customers rented a single unit. We believe this diversity also reduces our susceptibility to economic downturns in our markets or in any of the industries in which our customers operate. The fact that our business continued to grow during the economic downturn of 2002 and 2003, although at a slower than historic pace, demonstrates a measure of resistance to recession in our business model.
     Customer Service Focus. We believe the portable storage industry is particularly service intensive and essentially local. Our entire organization is focused on providing high levels of customer service, and our salespeople work out of our branch locations to better understand local market needs. We have trained our sales force to focus on all aspects of customer service from the sales call onward. We differentiate ourselves by providing flexible lease terms, security, convenience, product quality, broad product selection and availability, and competitive lease rates. We conduct on-going training programs for our sales force to assure high levels of customer service and awareness of local market competitive conditions. Our customized enterprise resource planning system also increases our responsiveness to customer inquiries and enable us to efficiently monitor our sales force’s performance. Due to our orientation towards customer service, 63.9% of our 2006 leasing revenues were derived from repeat customers.
     Sales and Marketing Emphasis. We target a diverse customer base and, unlike most of our competitors, we have developed sophisticated sales and marketing programs enabling us to expand market awareness of our products and generate strong internal growth. We have nearly 400 dedicated commissioned salespeople, and we assist them by providing them with our highly customized contact management system and intensive sales training programs. We monitor our salespersons’ effectiveness through our extensive sales monitoring programs. Yellow pages and direct-mail advertising are integral parts of our sales and marketing approach. In 2006, our total advertising costs were $8.6 million, and we mailed approximately 8.0 million product brochures to existing and prospective customers.
     Customized Enterprise Resource Planning System. We made significant investments in improving and developing a new (ERP) Enterprise Resource Planning system during the past three years, and in 2006, we underwent a conversion from our then existing ERP system in North America to a more sophisticated and robust technology that enhanced our reporting processes obtained under our previous environment. These investments and the subsequent conversion of our ERP system enable us to further optimize fleet utilization, control pricing, capture detailed customer data, easily control credit approval while approving it quickly, audit by exception reports, gain efficiencies in internal control compliance and support our growth by projecting near-term capital needs. Our ERP system allows us to carefully monitor, on a daily basis, the size, mix, utilization and lease rates of our lease fleet by branch on a real time basis. Our systems also capture relevant customer demographic and usage information, which we use to target new customers within our existing and new markets. Our Tempe, Arizona corporate headquarters and each North America branch are linked through a scaleable Windows-based wide area network that provides real-time transaction processing and detailed reports on a branch-by-branch basis. We intend to continue this investment during 2007 to further optimize the reporting features of this new system and to bring our European operations onto this same platform to take advantage of our sophisticated reporting environment.
Business Strategy
     Our business strategy consists of the following:
     Focus on Core Portable Storage Leasing Business. We focus on growing our core leasing business because it provides predictable, recurring revenue and high margins. We believe that we can generate substantial demand for our portable storage units throughout North America and in Europe. Our leasing revenues have grown from $17.9 million in 1996 to $245.1 million in 2006, reflecting a CAGR of 29.9%.
     Generate Strong Internal Growth. We focus on increasing the number of portable storage units we lease from our existing branches to both new and repeat customers. Historically, we have been able to generate strong internal growth within our existing markets through sophisticated sales and marketing programs aimed to increase brand recognition, expand market awareness of the uses of portable storage and differentiate our superior products from our competitors. We define internal growth as growth in lease revenues on a year-over-year basis at our branch locations in operation for at least one year, without inclusion of leasing revenue attributed to same-market acquisitions. The internal growth rate has remained positive every quarter, but in 2002 and 2003 had fallen to single digits, from over 20% prior to 2002. In 2005, our internal growth rate accelerated to an average of 25.3% for the year, reflecting a continued improvement in both economic and market conditions. During 2006, our internal growth rate averaged 19.9% for the year. In our eight oldest markets, all of which we have operated in for at least eleven years, we achieved an internal growth rate of 14.8% in 2006, demonstrating that we can continue to achieve significant growth in our most mature markets.
     Branch Expansion. We believe attractive opportunities exist for geographic expansion, and we have developed a new market entry strategy, which we replicate in each new market in the United States. We typically enter a new market by acquiring the lease fleet assets of a small local portable storage business to minimize start-up costs and then overlay our business model onto the new branch. Our business model consists of significantly expanding the fleet inventory with our differentiated products, introducing our sophisticated sales and marketing program supported by increased advertising and direct marketing expenditures, adding experienced Mobile Mini personnel and implementing our customized ERP system. As a result of implementing our business model, our new branches typically achieve very strong organic growth during their first several years.
     Continued Enhancement of Product Offerings. We continue to enhance our existing products to meet our customers’ needs and requirements. We have historically been able to introduce new products and features that expand the applications and overall market for our storage products. For example, in 1998 we introduced a 10-foot wide storage unit that has proven to be a popular product with our customers. In 1999, we completed the design of a records storage unit, which provides highly secure, on-site, easily accessible storage. We market this unit as a records storage solution for customers who require easy access to archived business records close at hand. In 2000, we added wood mobile offices as a complementary product to better serve our customers. In 2001, we redesigned and improved our security locking system, making it easier to use, especially in colder climates. In 2003, we were issued patents in connection with the new locking system design and other improvements made. One patent application was extended and issued in 2006. In 2006, we applied for several patents for improvements or modifications to our locking systems. These applications, all of which are still pending, were filed in the United States, Europe and China. In 2002, we added a 10-by-30-foot steel combination storage/office unit to complement the various other sizes we have in our fleet. Currently, the 10-foot-wide unit, the record storage unit and the 10-by-30-foot steel combination storage/office unit are exclusively offered by Mobile Mini. We believe our design and manufacturing capabilities increase our ability to service our customers’ needs and expand demand for our portable storage solutions.
The Refinancing
     In connection with, and as a condition to, the consummation of the offering of the original notes, we made a tender offer with respect to our outstanding 9 1/2% Senior Notes Due 2013, which we call the 2013 Notes. In conjunction with the tender offer, we solicited consents to make certain proposed amendments to the indenture governing the 2013 Notes (the “2013 Notes Indenture”). Approximately 97% of the holders of the 2013 Notes tendered their notes and gave consent to an amendment to the 2013 Notes Indenture removing substantially all of the restrictive covenants contained therein.
     The tender offer and consent solicitation was financed with the net proceeds of the original notes offering. The total amount of funds required to purchase all of the outstanding 2013 Notes pursuant to the tender offer and pay the consent payment pursuant to the consent solicitation was approximately $106.3 million.
     Concurrently with the offering of the original notes, we amended our existing senior secured revolving credit facility. Under our amended senior secured revolving credit facility with a group of banks, we may borrow up to $425.0 million (subject to restrictions based on borrowing base availability, as defined in the credit facility agreements). At May 31, 2007, we had $191.5 million of borrowings outstanding under the facility, and approximately $230.3 million of additional borrowings available to us. See “Description of Amended and Restated Senior Secured Revolving Credit Facility.”
     We incur charges to our results of operations for the full year as a result of these transactions.
Headquarters
     Our principal executive offices are located at 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283, and our telephone number is (480) 894-6311. Our web site is located at www.mobilemini.com. Information on our web site does not constitute part of this prospectus.
     We currently file periodic and other reports with the SEC. Information filed with the SEC is available on the SEC website at http://www.sec.gov. Such information, however, is not incorporated into or otherwise a part of this prospectus.

The Exchange Offer
     On May 7, 2007, we completed the private offering of $150.0 million aggregate principal amount of 6 7/8% Senior Notes due 2015. As part of that offering of original notes, we agreed to undertake an exchange offer for the original notes. The following summary contains basic information about the exchange offer. It may not contain all the information that is important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire prospectus and the other documents to which we refer.

Securities Offered	$150.0 million aggregate principal amount of new 6 7/8% Senior Notes due 2015, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

The Exchange Offer	We are offering to exchange $2,000 principal amount and any integral multiple of $1,000 principal amount of our new 6 7/8% Senior Notes due 2015, which have been registered under the Securities Act, for $2,000 principal amount and each integral multiple of $1,000 principal amount of our outstanding 6 7/8% Senior Notes due 2015.

In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $150.0 million in aggregate principal amount of original notes outstanding.

Expiration Date	5:00 p.m., New York City time, on , 2007 unless we extend the expiration date.

Accrued Interest on the Exchange Notes and Original Notes	The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes, or if no interest has been paid on the original notes, from the date of issue of the original notes.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Original Notes	Except as described under the heading “The Exchange Offer — Guaranteed Delivery Procedures,” a tendering holder must, on or prior to the expiration date:

•     transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to Deutsche Bank Trust Company Americas at the address listed in this prospectus; or

•     if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus.

See “The Exchange Offer — Procedures for Tendering.”

Special Procedures for Beneficial Holders	If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender original notes in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Original Notes and Delivery of Exchange Notes	Subject to the conditions stated under the heading “The Exchange Offer — Conditions to the Exchange Offer,” we will accept for exchange any and all original notes that are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer — Terms of the Exchange Offer.”

United States Federal Income Tax Considerations	We believe that your exchange of original notes for exchange notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See “United States Federal Income Tax Considerations.”

Exchange Agent	Deutsche Bank Trust Company Americas is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds.”

The Exchange Notes
The form and terms of the exchange notes and the original notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the original notes will not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. Where we refer to “notes” in this prospectus, we are referring to both the original notes and the exchange notes.

Issuer	Mobile Mini, Inc.

Securities Offered	$150,000,000 principal amount of 6 7/8% Senior Notes due 2015.

Maturity	May 1, 2015.

Interest Rate	6 7/8% per year (calculated using a 360-day year).

Interest Payment Dates	Each May 1 and November 1, beginning on November 1, 2007. Interest will accrue from the issue date of the notes.

Ranking	The notes and the guarantees will be our or our subsidiaries’ unsecured senior obligations and will rank equally with all of our and our subsidiary guarantors’ existing and future senior unsecured debt and senior to any future subordinated debt. As of May 31, 2007, we and our subsidiaries had $149.9 million of senior unsecured debt. The notes will effectively rank junior to any of our and the guarantors’ secured debt to the extent of the value of the assets securing that debt, including debt under our revolving credit facility. As of May 31, 2007, we had $191.5 million of senior secured debt and an additional $230.3 million available to be borrowed under our revolving credit facility based upon the most restrictive of our covenants, all of which would be guaranteed by the guarantors under the notes and would be effectively senior to the notes. Currently, the guarantors have no other debt.

Guarantees	All of our domestic subsidiaries will unconditionally guarantee the notes on a senior unsecured basis. If we cannot make payments required by the notes our subsidiary guarantors must make them. The guarantees may be released under certain circumstances.

The notes will not be guaranteed by any of our foreign subsidiaries and will be effectively subordinated to the obligations of such foreign subsidiaries. The non-guarantor subsidiaries represented 5.1% of our combined revenue and 1.2% of our combined EBITDA for the fiscal year ended December 31, 2006. In addition, these non-guarantor subsidiaries represented 5.5% of our assets as of December 31, 2006.

Optional Redemption	At any time before May 1, 2011, we may redeem some or all of the notes at a price equal to 100% of their principal amount, plus the make-whole premium described under “Description of the Notes” section under the heading “Redemption — Optional Redemption” plus accrued and unpaid interest to the date of redemption. In addition, on or after May 1, 2011, we may redeem some or all of the notes at the redemption prices listed in the “Description of the Notes” section under the heading “Redemption — Optional Redemption,” plus accrued and unpaid interest to the date of redemption.

Optional Redemption After Equity Offerings	At any time (which may be more than once) before May 1, 2010, we can choose to redeem up to 35% of the outstanding notes with money that we raise in one or more equity offerings, as long as:

• we pay 106.875% of the face amount of the notes, plus interest;

• we redeem the notes within 90 days of completing the equity offering; and

• at least 65% of the aggregate principal amount of notes originally issued remains outstanding afterwards.

Change of Control Offer	If a change of control of Mobile Mini occurs, we must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued interest.

We might not be able to pay you the required price for notes you present to us at the time of a change of control, because:

• we might not have enough funds at that time; or

• the terms of our revolving credit facility may prevent us from paying.

Asset Sale Proceeds	If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay debt under our revolving credit facility or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued interest.

Certain Indenture Provisions	The indenture governing the notes contains covenants that, among other things, limit our and our subsidiaries’ ability to:

• incur additional debt;

• pay dividends or distributions on our capital stock or repurchase our capital stock;

• issue preferred stock of subsidiaries;

• make certain investments;

• create liens on our assets to secure debt;

• designate certain of our subsidiaries as unrestricted;

• enter into transactions with affiliates;

• merge or consolidate with another company; and

• transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes — Certain Covenants.”

Absence of a Public Market for the Exchange Notes	The exchange notes are new securities, for which no established trading market exists, and none may develop. There can be no assurance as to the development or liquidity of any market for the exchange notes. The initial purchasers have advised us that they intend to make a market in the exchange notes, but they are not obligated to do so and they may discontinue notice. We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for any quotation system to quote the exchange notes.

Risk Factors
     See “Risk Factors” immediately following this summary for a discussion of risks that should be considered by holders prior to tendering original notes in the exchange offer.
Additional Information
     Our principal executive offices are located at 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283 and our telephone number is (480) 894-6311. All of subsidiary guarantors share our principal executive offices and telephone number.

Summary of Financial Data
     The following table presents summary consolidated historical financial and other data, as of and for each of the years in the three-year period ended December 31, 2006, and was derived from our audited consolidated financial statements incorporated by reference in this prospectus. The historical consolidated historical financial and other data, as of March 31, 2007 and for the three-month period ended March 31, 2006 and 2007, have been derived from our historical unaudited consolidated financial statements which in the opinion of management, include all adjustments consisting of normal recurring accruals, which Mobile Mini, Inc. considers necessary for a fair presentation of the financial position and the results of operations for these periods. Results of operations for an interim period are not necessarily indicative of results for a full year.
     On February 22, 2006, our Board of Directors approved a two-for-one stock split in the form of a 100 percent stock dividend effected on March 10, 2006. Per share amounts, share amounts and weighted numbers of shares outstanding give effect for this two-for-one stock split in the below tables for all periods presented.

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
		(In thousands, except per share and operating data)
Consolidated Statements of Income Data:
Revenues:
Leasing	$149,856	$188,578	$245,105	$51,534	$66,053
Sales	17,919	17,499	26,824	4,528	6,654
Other	566	1,093	1,434	358	313

Total revenues	168,341	207,170	273,363	56,420	73,020

Costs and expenses:
Cost of sales	11,352	10,845	17,186	2,914	4,459
Leasing, selling and general expenses	90,696	109,257	139,906	29,996	36,838
Depreciation and amortization	11,427	12,854	16,741	3,588	4,891

Total costs and expenses	113,475	132,956	173,833	36,498	46,188

Income from operations	54,866	74,214	99,530	19,922	26,832
Other income (expense):
Interest income	—	11	437	51	8
Other income	—	3,160	—	—	—
Interest expense	(20,434)	(23,177)	(23,681)	(6,446)	(5,953)
Debt restructuring/extinguishment expense	—	—	(6,425)	—	—
Foreign currency exchange gain	—	—	66	—	—

Income before provision for income taxes	34,432	54,208	69,927	13,527	20,887
Provision for income taxes	13,773	20,220	27,151	5,323	8,190

Net income	$20,659	$33,988	$42,776	$8,204	$12,697

Earnings per share:
Basic	$0.71	$1.14	$1.25	$0.27	$0.36

Diluted	$0.70	$1.10	$1.21	$0.26	$0.35

Weighted average number of common and common share equivalents outstanding:
Basic	28,974	29,867	34,243	30,686	35,641
Diluted	29,565	30,875	35,425	31,682	36,633
Other Financial Data:
EBITDA(1)	$66,293	$90,239	$116,774	$23,561	$31,731
EBITDA margin(2)	39.4%	43.6%	42.7%	41.8%	43.5%
Net cash provided by operating activities	40,322	69,249	76,884	10,013	20,698
Net cash used in investing activities	(80,508)	(113,275)	(192,763)	(24,051)	(34,545)
Net cash provided by financing activities	40,555	43,282	116,966	133,737	14,871
Operating Data:
Number of branches (at year end)	48	51	62	51	63
Lease fleet units (at year end)	100,727	116,317	149,615	118,436	152,155
Lease fleet covenant utilization (annual average)	80.7%	82.9%	82.7%	80.1%	79.0%
Lease revenue growth from prior year	16.6%	25.8%	30.0%	24.5%	28.2%
Operating margin	32.6%	35.8%	36.4%	35.3%	36.7%
Net income margin	12.3%	16.4%	15.6%	14.5%	17.4%

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
			(In thousands)
Consolidated Balance Sheet Data:
Lease fleet, net	$454,106	$550,464	$697,439	$572,243	$721,874
Total assets	592,146	704,957	900,030	847,506	935,878
Total debt	277,044	308,585	302,045	323,286	316,850
Stockholders’ equity	216,369	267,975	442,004	397,851	455,840

(1)	EBITDA, as further discussed below, is defined as net income before interest expense, income taxes, depreciation and amortization, and debt restructuring expense. We present EBITDA because we believe it provides useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and that it provides an overall evaluation of our financial condition. In addition, EBITDA is a component of certain financial covenants under our revolving credit facility and is used to determine our available borrowing ability and the interest rate in effect at any point in time.

EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of our profitability or our liquidity. In particular, EBITDA, as defined does not include:
•	Interest expense — because we borrow money to partially finance our capital expenditures, primarily related to the expansion of our lease fleet, interest expense is a necessary element of our cost to secure this financing to continue generating additional revenues.

•	Income taxes — EBITDA, as defined, does not reflect income taxes or the requirements for any tax payments.

•	Depreciation and amortization — because we are a leasing company, our business is very capital intensive and we hold acquired assets for a period of time before they generate revenues, cash flow and earnings; therefore, depreciation and amortization expense is a necessary element of our business.

•	Debt restructuring or extinguishment expense — as defined in our revolving credit facility, debt restructuring and extinguishment expenses are not deducted in our various calculations made under the credit agreement and are treated no differently than interest expense. As discussed above, interest expense is a necessary element of our cost to finance a portion of the capital expenditures needed for the growth of our business.
When evaluating EBITDA as a performance measure, and excluding the above-noted charges, all of which have material limitations, investors should consider, among other factors, the following:
•	increasing or decreasing trends in EBITDA;

•	how EBITDA compares to levels of debt and interest expense; and

•	whether EBITDA historically has remained at positive levels.
Because EBITDA, as defined, excludes some but not all items that affect our cash flow from operating activities, EBITDA may not be comparable to a similarly titled performance measure presented by other companies. Set forth below is a reconciliation of EBITDA to net cash provided by operating activities, the most directly comparable GAAP measure. A further reconciliation of net income to EBITDA is also provided.

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
			(In thousands)
EBITDA	$66,293	$90,239	$116,774	$23,561	$31,731
Senior Note redemption premiums	—	—	(4,987)	—	—
Interest paid	(19,254)	(21,727)	(24,770)	(10,899)	(7,976)
Income and franchise taxes paid	(372)	(495)	(733)	(65)	(115)
Provision for loss from natural disasters	—	1,710	—	—	—
Share-based compensation expense	—	19	3,066	754	940
Gain on sale of lease fleet units	(2,277)	(3,529)	(4,922)	(931)	(1,294)
Loss on disposal of property, plant and equipment	604	704	454	29	9
Change in certain assets and liabilities, net of effect of businesses acquired:
Receivables	(3,309)	(5,371)	(6,580)	1,477	2,266
Inventories	(2,178)	(4,823)	628	(1,003)	(4,005)
Deposits and prepaid expenses	(669)	(480)	(1,446)	7	(673)
Other assets and intangibles	37	(19)	(4)	(210)	(3)
Accounts payable and accrued liabilities	1,447	13,021	(596)	(2,707)	(182)

Net cash provided by operating activities	$40,322	$69,249	$76,884	$10,013	$20,698

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
		(In thousands except percentages)
Net income	$20,659	$33,988	$42,776	$8,204	$12,697
Interest expense	20,434	23,177	23,681	6,446	5,953
Income taxes	13,773	20,220	27,151	5,323	8,190
Depreciation and amortization	11,427	12,854	16,741	3,588	4,891
Debt restructuring/extinguishment expense	—	—	6,425	—	—

EBITDA	$66,293	$90,239	$116,774	$23,561	$31,731

(2)	EBITDA margin is calculated as EBITDA divided by total revenues and expressed as a percentage.

RISK FACTORS
     You should carefully consider the risks described below and all other information contained in or incorporated by reference into this prospectus before tendering your original notes.
Risks Related to Our Indebtedness and the Notes
You may have difficulty selling the outstanding notes you do not exchange.
     If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture governing the notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from the registration requirements of the Securities Act.
     In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.
     If a large number of outstanding notes are exchanged for new notes issued in the exchange offer, it may be particularly difficult for you to sell your outstanding notes. This is because potential buyers will likely prefer to purchase exchange notes from a different seller if possible. In addition, if you do not exchange your outstanding notes in the exchange offer, you will not be entitled to have those outstanding notes registered under the Securities Act.
     Please see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Original Notes” for further discussion of the possible consequences of failing to exchange your outstanding notes in this exchange offer.
Our substantial indebtedness may impair our financial condition and we may incur significant additional indebtedness.
     We currently have, and after the issuance of the notes will have, a substantial amount of debt. Our substantial indebtedness could adversely affect our operations, including our ability to perform our obligations under the notes. We have, and as a result of the transactions, will continue to have, a substantial amount of indebtedness. As of May 31, 2007, we and our guarantors had approximately $191.5 million in senior secured indebtedness and $149.9 million in senior unsecured indebtedness, including the notes.
     Our substantial indebtedness could have important consequences to you. For example, it could:
•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	expose us to the risk of increased interest rates, as certain of our borrowings will be at variable rates of interest;

•	require us to sell assets to reduce indebtedness or influence our decisions about whether to do so;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	restrict us from making strategic acquisitions or pursuing business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

     Subject to the restrictions in our amended and restated senior secured revolving credit facility and the indenture governing the notes, we and our subsidiaries may incur significant additional indebtedness. Although the terms of the amended and restated revolving credit facility and the indenture contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the related risks that we now face could increase.
Your right to receive payment on the notes will be effectively subordinated to our obligations under the amended and restated senior secured revolving credit facility.
     The notes will not be secured. Our obligations under our amended and restated revolving credit facility are secured by a first priority security interest on substantially all of our assets and the assets of our domestic subsidiaries and certain foreign subsidiaries, including the stock or other ownership interests in our domestic subsidiaries and 65% of the stock or other ownership interests of 1st tier foreign subsidiaries. In the event of our liquidation or insolvency, or if any of our secured indebtedness is accelerated, the assets securing such indebtedness will be first applied to repay our obligations under our secured indebtedness in full and then to repay our obligations under our unsecured indebtedness, including under the notes. As a result, the notes are effectively subordinated to our amended and restated revolving credit facility to the extent of the value of the assets securing that indebtedness and the holders of the notes would, in all likelihood recover ratably less than the lenders of our secured indebtedness in the event of a bankruptcy or insolvency. As of May 31, 2007, we had $191.5 million of senior secured indebtedness outstanding and approximately $230.3 million of additional borrowing availability based upon the most restrictive covenant in the agreement under our amended and restated revolving credit facility, net of outstanding letters of credit obligations of approximately $3.2 million.
Restrictive covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions, which could adversely affect us.
     The indenture governing the notes will and our amended and restated revolving credit facility does contain various restrictive covenants that will limit our discretion in operating our business. In particular, these agreements will limit our ability to, among other things:
•	incur additional indebtedness;

•	make restricted payments (including paying dividends on, redeeming or repurchasing our capital stock);

•	issue preferred stock of subsidiaries;

•	make certain investments or acquisitions;

•	create liens on our assets to secure debt;

•	engage in transactions with affiliates;

•	merge, consolidate or transfer substantially all of our assets; and

•	transfer and sell assets.
     In addition, our amended and restated revolving credit facility requires us to maintain certain financial ratios and limits our ability to make capital expenditures. These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness. Any future debt could also contain financial and other covenants more restrictive than those imposed under the indenture governing the notes, and our amended and restated revolving credit facility.
     A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. Upon the occurrence of an event of default under the revolving credit facility or any other debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current or future indebtedness accelerate the payment of the indebtedness, we cannot assure you that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness, including the notes.
Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.
     The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (2) only, one of the following is also true:
•	we or any of our guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.
     If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.
     Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:
•	the sum of its debts, including contingent liabilities, were greater than the fair salable value of all its assets; or

•	the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
     We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any guarantor’s other debt. If any other subsidiary of ours guarantees the notes in the future, such guarantee will become subject to the same risks described above.
     If any of the guarantees were legally challenged, such challenged guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.
We may be unable to repurchase the notes upon a change of control.
     In the event of a “change of control” (as defined in the indenture for the notes), we must offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes — Change of Control.” In the event that we are required to make such an offer, there can be no assurance that we would have sufficient funds available to purchase any notes, and we may be required to refinance the notes. There can be no assurance that we would be able to accomplish a refinancing or, if a refinancing were to occur, that it would be accomplished on commercially reasonable terms.

     Our amended and restated revolving credit facility prohibits us from repurchasing any of the notes, except under limited circumstances. Our amended and restated revolving credit facility also provides that certain change of control events would constitute a default. In the event a change of control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of the lenders under the amended and restated revolving credit facility to purchase the notes. If we did not obtain such a consent, we would remain prohibited from purchasing the notes. In this case, our failure to purchase would constitute an event of default under the indenture governing the notes.
We may be unable to generate sufficient cash flow to service our debt, including the notes.
     To service our debt, we will require a significant amount of cash. Our ability to generate cash, make scheduled payments or to refinance our obligations depends on our successful financial and operating performance. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include among others:
•	economic and competitive conditions;

•	operating difficulties, increased operating costs or pricing pressures we may experience; and

•	delays in implementing any strategic projects.
     If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt.
An active trading market may not develop for the exchange notes.
     The exchange notes are new securities for which there currently is no established market, and we cannot be sure if an active trading market will develop for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or on any automated dealer quotation system. The initial purchasers of the outstanding notes have indicated to us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to do so and any market making may be discontinued at any time without notice.
     The liquidity of, and trading market for, the exchange notes, may also be adversely affected by, among other things:
•	changes in the overall market for high yield securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.
Risks Relating to Our Business
A slowdown in the non-residential construction sector of the economy could reduce demand from some of our customers, which could result in lower demand for our products.
     At the end of 2005 and 2006, customers in the construction industry, primarily in non-residential construction, accounted for approximately 35% and 40%, respectively, of our leased units. This industry tends to be cyclical. In 2002 and 2003 this industry sector suffered a sustained economic slowdown which resulted in much slower growth in demand for leases and sales of our products. If another sustained economic slowdown in the non-residential construction sector were to occur, it is likely that we would again experience less demand for leases and sales of our products. Also, because most of our cost of leasing is either fixed or semi variable, this would cause our margins to contract and the adverse affect on operating results would be more pronounced. Our internal growth rate slowed to 7.5% in 2002 and 7.4% in 2003 due to a slowdown in the economy, particularly in this sector. During these years, our profitability declined.
Our planned growth could strain our management resources, which could disrupt our development of our new branch locations.
     Our future performance will depend in large part on our ability to manage our planned growth, which in 2006 included our commencement of operations in the United Kingdom and The Netherlands. Our growth could strain our management, human and other resources. To successfully manage this growth, we must continue to add managers and employees and improve our operating, financial and other internal procedures and controls. We also must effectively motivate, train and manage our employees. If we do not manage our growth effectively, some of our new branches and acquisitions may lose money or fail, and we may have to close unprofitable locations. Closing a branch would likely result in additional expenses that would cause our operating results to suffer.
Our European expansion may divert our resources from other aspects of our business and require that we incur additional debt, and will subject us to additional and different regulations. Failure to manage these economic, financial, business and regulatory risks may adversely impact our growth in Europe and other results of operations.
     Our expansion into markets in the United Kingdom and The Netherlands requires us to make substantial investments, which could divert resources from other aspects of our business. We may also be required to raise additional debt or equity capital to fund our expansion in Europe. In addition, we may incur difficulties in staffing and managing our European operations, and face fluctuations in currency exchange rates, exposure to additional regulatory requirements, including certain trade barriers, changes in political and economic conditions, and exposure to additional and potentially adverse tax regimes. Our success in Europe will depend, in part, on our ability to anticipate and effectively manage these and other risks. Our failure to manage these risks may adversely affect our growth in Europe and lead to increased administrative costs.
We may need additional debt or equity to sustain our growth, but we do not have commitments for such funds.
     We finance our growth through a combination of borrowings, cash flow from operations, and equity financing. Our ability to continue growing at the pace we have historically grown will depend in part on our ability to obtain either additional debt or equity financing. The terms on which debt and equity financing is available to us varies from time to time and is influenced by our performance and by external factors, such as the economy generally and developments in the market, that are beyond our control. Also, additional debt financing or the sale of additional equity securities may cause the market price of our common stock to decline. If we are unable to obtain additional debt or equity financing on acceptable terms, we may have to curtail our growth by delaying new branch openings, or, under certain circumstances, lease fleet expansion.
The supply and cost of used ocean-going containers fluctuates, and this can affect our pricing and our ability to grow.
     We purchase, refurbish and modify used ocean-going containers in order to expand our lease fleet. If used ocean-going container prices increase substantially, we may not be able to manufacture enough new units to grow our fleet. These price increases also could increase our expenses and reduce our earnings, particularly if we are not able (due to competitive reasons or otherwise) to raise our rental rates to absorb this increase cost. Conversely, an oversupply of used ocean-going containers may cause container prices to fall. Our competitors may then lower the lease rates on their storage units. As a result, we may need to lower our lease rates to remain competitive. This would cause our revenues and our earnings to decline.
Covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions.
     The indenture governing the notes and, our revolving credit facility agreement contain various covenants that may limit our discretion in operating our business. In particular, we are limited in our ability to merge, consolidate or transfer substantially all of our assets, issue preferred stock of subsidiaries and create liens on our assets to secure debt. In addition, if there is default, and we do not maintain certain financial covenants or we do not maintain borrowing availability in excess of certain pre-determined levels, we may be unable to incur additional indebtedness, make restricted payments (including paying cash dividends on our capital stock) and redeem or repurchase our capital stock.
     Our revolving credit facility requires us, under certain limited circumstances, to maintain certain financial ratios and limits our ability to make capital expenditures. These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness. Any future debt could also contain financial and other covenants more restrictive than those imposed under the indenture governing the Senior Notes, and the revolving credit facility.
     A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. Upon the occurrence of an event of default under the revolving credit facility or any other debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current or future indebtedness accelerate the payment of the indebtedness, we cannot assure you that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness, including the Senior Notes.
     The amount we can borrow under our revolving credit facility depends in part on the value of the portable storage units in our lease fleet. If the value of our lease fleet declines, we cannot borrow as much. We are required to satisfy several covenants with our lenders that are affected by changes in the value of our lease fleet. We would breach some of these covenants if the value of our lease fleet drops below specified levels. If this happens, we may not be able to borrow the amounts we need to expand our business, and we may be forced to liquidate a portion of our existing fleet.
The supply and cost of raw materials we use in manufacturing fluctuates and could increase our operating costs.
     We manufacture portable storage units to add to our lease fleet and for sale. In our manufacturing process, we purchase steel, vinyl, wood, glass and other raw materials from various suppliers. We cannot be sure that an adequate supply of these materials will continue to be available on terms acceptable to us. The raw materials we use are subject to price fluctuations that we cannot control. Changes in the cost of raw materials can have a significant effect on our operations and earnings. Rapid increases in raw material prices, as we experienced in 2004, are difficult to pass through to customers, particularly to leasing customers. If we are unable to pass on these higher costs, our profitability could decline. If raw material prices decline significantly, we may have to write down our raw materials inventory values. If this happens, our results of operations and financial condition will decline.
Some zoning laws in the United States and Canada and temporary planning permission regulations in Europe restrict the use of our portable storage and office units and therefore limit our ability to offer our products in all markets.
     Most of our customers use our storage units to store their goods on their own properties. Local zoning laws and temporary planning permission regulations in some of our markets do not allow some of our customers to keep portable storage and office units on their properties or do not permit portable storage units unless located out of sight from the street. If local zoning laws or planning permission regulations in one or more of our markets no longer allow our units to be stored on customers’ sites, our business in that market will suffer.
Unionization by some or all of our employees could cause increases in operating costs.
     None of our employees are presently covered by collective bargaining agreements. However, from time to time various unions have attempted to organize some of our employees. We cannot predict the outcome of any continuing or future efforts to organize our employees, the terms of any future labor agreements, or the effect, if any, those agreements might have on our operations or financial performance.
We operate with a high amount of debt and we may incur significant additional indebtedness.
     Our operations are capital intensive, and we operate with a high amount of debt relative to our size. As of May 31, 2007, we had approximately $344.6 million of indebtedness outstanding, including the exchange notes and borrowings and letters of credit under our credit facility. In addition, under our revolving credit facility we have approximately $230.3 million available for further borrowing. Our substantial indebtedness could have consequences. For example, it could:
•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which could reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	make it more difficult for us to satisfy our obligations with respect to our Senior Notes;

•	expose us to the risk of increased interest rates, as certain of our borrowings will be at variable rates of interest;

•	require us to sell assets to reduce indebtedness or influence our decisions about whether to do so;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	restrict us from making strategic acquisitions or pursuing business opportunities; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.
We depend on a few key management persons.
     We are substantially dependent on the personal efforts and abilities of Steven G. Bunger, our Chairman, President and Chief Executive Officer, and Lawrence Trachtenberg, our Executive Vice President and Chief Financial Officer. The loss of either of these officers or our other key management persons could harm our business and prospects for growth.
The market price of our common stock has been volatile and may continue to be volatile and the value of your investment may decline.
     The market price of our common stock has been volatile and may continue to be volatile. This volatility may cause wide fluctuations in the price of our common stock on the Nasdaq Global Select Market. The market price of our common stock is likely to be affected by:
•	changes in general conditions in the economy, geopolitical events or the financial markets;

•	variations in our quarterly operating results;

•	changes in financial estimates by securities analysts;

•	other developments affecting us, our industry, customers or competitors;

•	the operating and stock price performance of companies that investors deem comparable to us; and

•	the number of shares available for resale in the public markets under applicable securities laws.

USE OF PROCEEDS
     We will not receive any proceeds from the exchange offer. In consideration for the exchange notes, we will receive the original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered for the exchange notes will be retired and canceled. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.
     On May 7, 2007, we issued and sold the original notes. We used the proceeds from that offering, which after discounts to the initial purchasers and other transaction fees and expenses paid by us, approximated $145.8 million, to repurchase previously issued notes and to pay down our credit facility.

CAPITALIZATION
     The following table summarizes our cash and cash equivalents and capitalization as of March 31, 2007 on an actual basis and as adjusted to give effect to $149.3 million of proceeds from the offering of the 6 7/8% Senior Notes Due 2015.
     The table should be read in conjunction with “Use of Proceeds” included elsewhere in this prospectus and our consolidated financial statements and related notes incorporated by reference into this prospectus.

	As of March 31, 2007
	Actual	As Adjusted
	(Dollars in millions)
Cash and cash equivalents	$2.4	$2.4

Debt:
Amended and restated revolving credit facility(1)	$—	$182.6
Existing revolving credit facility(2)	218.9	—
9 1/2% senior notes due 2013	97.5	—
6 7/8% Senior Notes Due 2015(3)	—	149.3
Other debt	0.5	0.5

Total debt	316.9	332.4
Stockholders’ equity	455.8	449.1

Total capitalization	$772.7	$781.5

(1)	Does not reflect approximately $3.2 million in letters of credit outstanding under our amended and restated revolving credit facility.

(2)	As of May 31, 2007, approximately $191.5 million was outstanding under the existing revolving credit facility.

(3)	The 6 7/8% Senior Notes Due 2015 were at a principal amount of $150.0 million, issued at a discount of 99.548% and initially reflected on our balance sheet in the amount of $149.3 million.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
     The following table presents our selected consolidated historical financial and other data, as of and for each of the years in the five-year period ended December 31, 2006 and was derived from our audited consolidated financial statements incorporated by reference into this prospectus. The historical consolidated historical financial and other data, as of March 31, 2007 and for the three-month period ended March 31, 2006 and 2007, have been derived from our historical unaudited consolidated financial statements which in the opinion of management, include all adjustments consisting of normal recurring accruals, which Mobile Mini, Inc. considers necessary for a fair presentation of the financial position and the results of operations for these periods. Results of operations for an interim period are not necessarily indicative of results for a full year.
     On February 22, 2006, our Board of Directors approved a two-for-one stock split in the form of a 100 percent stock dividend effected on March 10, 2006. Per share amounts, share amounts and weighted numbers of shares outstanding give effect for this two-for-one stock split in the below tables for all periods presented.

						Three Months Ended
	Year Ended December 31,					March 31,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands, except per share and operating data)
Consolidated Statements of Income Data:
Revenues:
Leasing	$116,169	$128,482	$149,856	$188,578	$245,105	$51,534	$66,053
Sales	16,008	17,248	17,919	17,499	26,824	4,528	6,654
Other	920	838	566	1,093	1,434	358	313

Total revenues	133,097	146,568	168,341	207,170	273,363	56,420	73,020

Costs and expenses:
Cost of sales	10,343	11,487	11,352	10,845	17,186	2,914	4,459
Leasing, selling and general expenses	70,225	80,124	90,696	109,257	139,906	29,996	36,838
Florida litigation expense	1,320	8,502	—	—	—	—	—
Depreciation and amortization	8,435	10,026	11,427	12,854	16,741	3,588	4,891

Total costs and expenses	90,323	110,139	113,475	132,956	173,833	36,498	46,188

Income from operations	42,774	36,429	54,866	74,214	99,530	19,922	26,832
Other income (expense):
Interest income	13	2	—	11	437	51	8
Other income	—	—	—	3,160	—	—	—
Interest expense	(11,587)	(16,299)	(20,434)	(23,177)	(23,681)	(6,446)	(5,953)
Debt restructuring/extinguishment expense(1)	(1,300)	(10,440)	—	—	(6,425)	—	—
Foreign currency exchange gain	—	—	—	—	66	—	—

Income before provision for income taxes	29,900	9,692	34,432	54,208	69,927	13,527	20,887
Provision for income taxes	11,661	3,780	13,773	20,220	27,151	5,323	8,190

Net income	$18,239	$5,912	$20,659	$33,988	$42,776	$8,204	$12,697

Earnings per share:
Basic	$0.64	$0.21	$0.71	$1.14	$1.25	$0.27	$0.36

Diluted	$0.63	$0.20	$0.70	$1.10	$1.21	$0.26	$0.35

Weighted average number of common and common share equivalents outstanding:
Basic	28,509	28,625	28,974	29,867	34,243	30,686	35,641
Diluted	28,884	28,925	29,565	30,875	35,425	31,682	36,633
Other Data:
EBITDA(2)	$51,222	$46,457	$66,293	$90,239	$116,774	$23,561	$31,731
EBITDA Margin(3)	38.5%	31.7%	39.4%	43.6%	42.7%	41.8%	43.5%
Net cash provided by operating activities	41,186	40,690	40,322	69,249	76,884	10,013	20,698
Net cash used in investing activities	(89,064)	(55,269)	(80,508)	(113,275)	(192,763)	(24,051)	(34,545)
Net cash provided by financing activities	49,007	12,730	40,555	43,282	116,966	133,737	14,871
Operating Data:
Number of branches (at year end)	46	47	48	51	62	51	63
Lease fleet units (at year end)	83,679	89,542	100,727	116,317	149,615	118,436	152,155
Lease fleet covenant utilization (annual average)	79.1%	78.7%	80.7%	82.9%	82.7%	80.1%	79.0%
Lease revenue growth from prior year	16.5%	10.6%	16.6%	25.8%	30.0%	24.5%	28.2%
Operating margin	32.1%	24.9%	32.6%	35.8%	36.4%	35.3%	36.7%
Net income margin	13.7%	4.0%	12.3%	16.4%	15.6%	14.5%	17.4%

						Three Months Ended
	At December 31,					March 31,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands)
Consolidated Balance Sheet Data:
Lease fleet, net	$337,685	$383,672	$454,106	$550,464	$697,439	$572,243	$721,874
Total assets	460,890	515,080	592,146	704,957	900,030	847,506	935,878
Total debt	213,222	240,610	277,044	308,585	302,045	323,286	316,850
Stockholders’ equity	178,669	189,293	216,369	267,975	442,004	397,851	455,840

(1)	In 2002, the debt restructuring expense was recorded pursuant to SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt. As required by SFAS No. 145, losses from debt extinguishment have been presented in pre-tax earnings.

(2)	EBITDA, as further discussed below, is defined as net income before interest expense, income taxes, depreciation and amortization, and debt restructuring expense. We present EBITDA because we believe it provides useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and that it provides an overall evaluation of our financial condition. In addition, EBITDA is a component of certain financial covenants under our revolving credit facility and is used to determine our available borrowing ability and the interest rate in effect at any point in time.

EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of our profitability or our liquidity. In particular, EBITDA, as defined does not include:
•	Interest expense — because we borrow money to partially finance our capital expenditures, primarily related to the expansion of our lease fleet, interest expense is a necessary element of our cost to secure this financing to continue generating additional revenues.

•	Income taxes — EBITDA, as defined, does not reflect income taxes or the requirements for any tax payments.

•	Depreciation and amortization — because we are a leasing company, our business is very capital intensive and we hold acquired assets for a period of time before they generate revenues, cash flow and earnings; therefore, depreciation and amortization expense is a necessary element of our business.

•	Debt restructuring or extinguishment expense — as defined in our revolving credit facility, debt restructuring and extinguishment expenses are not deducted in our various calculations made under the credit agreement and are treated no differently than interest expense. As discussed above, interest expense is a necessary element of our cost to finance a portion of the capital expenditures needed for the growth of our business.
When evaluating EBITDA as a performance measure, and excluding the above-noted charges, all of which have material limitations, investors should consider, among other factors, the following:
•	increasing or decreasing trends in EBITDA;

•	how EBITDA compares to levels of debt and interest expense; and

•	whether EBITDA historically has remained at positive levels.
Because EBITDA, as defined, excludes some but not all items that affect our cash flow from operating activities, EBITDA may not be comparable to a similarly titled performance measure presented by other companies. Set forth below is a reconciliation of EBITDA to net cash provided by operating activities, the most directly comparable GAAP measure. A further reconciliation of net income to EBITDA is also provided.

						Three Months Ended
	Year Ended December 31,					March 31,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands)
EBITDA	$51,222	$46,457	$66,293	$90,239	$116,774	$23,561	$31,731
Senior Note redemption premiums	—	—	—	—	(4,987)	—	—
Interest paid	(11,258)	(8,841)	(19,254)	(21,727)	(24,770)	(10,899)	(7,976)
Income and franchise taxes paid	(448)	(298)	(372)	(495)	(733)	(65)	(115)
Provision for loss from natural disasters	—	—	—	1,710	—	—	—
Share-based compensation expense	76	—	—	19	3,066	754	940
Gain on sale of lease fleet units	(2,116)	(1,601)	(2,277)	(3,529)	(4,922)	(931)	(1,294)
Loss on disposal of property, plant and equipment	47	44	604	704	454	29	9
Gain on sale of short-term investments	—	(59)	—	—	—	—	—

						Three Months Ended
	Year Ended December 31,					March 31,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands)
Change in certain assets and liabilities, net of effect of businesses acquired:
Receivables	(486)	327	(3,309)	(5,371)	(6,580)	1,477	2,266
Inventories	2,334	(1,781)	(2,178)	(4,823)	628	(1,003)	(4,005)
Deposits and prepaid expenses	(890)	(3,132)	(669)	(480)	(1,446)	7	(673)
Other assets and intangibles	(174)	(35)	37	(19)	(4)	(210)	(3)
Accounts payable and accrued liabilities	2,879	9,609	1,447	13,021	(596)	(2,707)	(182)

Net cash provided by operating activities	$41,186	$40,690	$40,322	$69,249	$76,884	$10,013	$20,698

						Three Months Ended
	Year Ended December 31,					March 31,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands except percentages)
Net income	$18,239	$5,912	$20,659	$33,988	$42,776	$8,204	$12,697
Interest expense	11,587	16,299	20,434	23,177	23,681	6,446	5,953
Income taxes	11,661	3,780	13,773	20,220	27,151	5,323	8,190
Depreciation and amortization	8,435	10,026	11,427	12,854	16,741	3,588	4,891
Debt restructuring/extinguishment expense(1)	1,300	10,440	—	—	6,425	—	—

EBITDA	$51,222	$46,457	$66,293	$90,239	$116,774	$23,561	$31,731

(3)	EBITDA margin is calculated as EBITDA divided by total revenues expressed as a percentage.

THE EXCHANGE OFFER
Terms of the Exchange Offer
     As of the date of this prospectus, $150.0 million aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is being sent to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under “— Conditions to the Exchange Offer.”
     Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. Original notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and any integral multiples of $1,000 in excess thereof.
     As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on ___, 2007. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer. We reserve the right to extend the period of time during which the exchange offer is open. If the exchange offer period is extended, we would give notice of the extension to the holders of original notes by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.
     We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “— Conditions to the Exchange Offer.” We will give notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as described above. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw.
     Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.
Procedures for Tendering
     Except as described below, a tendering holder must, on or prior to the expiration date:
•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to Deutsche Bank Trust Company Americas at the address listed below under the heading “— Exchange Agent”; or

•	if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent’s message to the exchange agent at the address listed below under the heading “— Exchange Agent.”
     In addition:
•	the exchange agent must receive, on or before the expiration date, certificates for the original notes or a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at the Depository Trust Company, the book-entry transfer facility; or

•	the holder must comply with the guaranteed delivery procedures described below.
     The Depository Trust Company will be referred to as DTC in this prospectus.
     The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

     The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent. You should not send any letter of transmittal, original notes or other related documentation to us.
     If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender original notes, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.
     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:
•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”
     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution — including most banks, savings and loan associations and brokerage houses — that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program.
     We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.
     We reserve the right to reject any particular original note not properly tendered or which acceptance of might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.
     If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.
     If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.
     By tendering, each holder will represent to us that, among other things,
•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and

•	neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.
     In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

     If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
     Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”
Acceptance of Original Notes for Exchange; Delivery of Exchange Notes
     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and not withdrawn. We will issue the exchange notes promptly after acceptance of the original notes. See “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.
     The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes, or if no interest has been paid on the original notes, from the date of issue of the original notes. Holders whose original notes are accepted for exchange will receive interest, as interest on the exchange notes, accrued from the date of issue of the original notes and will be deemed to have waived the right to receive interest accrued on the original notes.
     Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.
Book-Entry Transfer
     The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer promptly after commencement of the exchange offer. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:
(1)	be transmitted to and received by the exchange agent at the address listed below under “— Exchange Agent” on or prior to the expiration date; or

(2)	comply with the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
     If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:
•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from an eligible institution a notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,
(1)	stating the name and address of the holder of original notes and the amount of original notes tendered,

(2)	stating that the tender is being made and

(3)	guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and
•	the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.
Withdrawal Rights
     Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.
     For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under “— Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:
•	specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

•	contain a statement that the holder is withdrawing its election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

•	specify the name in which the original notes are registered, if different from that of the depositor.
     If certificates for original notes have been delivered or otherwise identified to the exchange agent, then prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. If original notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Properly withdrawn original notes may be re-tendered by following the procedures described under “— Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.
Conditions to the Exchange Offer
     Notwithstanding any other provision of the exchange offer, we shall not be required to accept original notes for exchange, or to issue exchange notes in exchange for any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the issuance of the exchange notes for the original notes:

•	there has been instituted any proceeding seeking to restrain or prohibit the making or completion of the exchange offer, or assessing or seeking any damages as a result of the exchange offer, or resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

•	any action shall have been taken, proposed or threatened by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of such consequences or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretations of the SEC staff referred to in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

•	there shall have occurred:
•	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

•	any limitation by a governmental authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

•	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or
•	any change, or any development involving a prospective change, shall have occurred or be threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we shall have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes; which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.
     These conditions to the exchange offer are to our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part in our sole discretion. If we do so, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.
     In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at that time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.
Exchange Agent
     We have appointed Deutsche Bank Trust Company Americas as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

Delivery To Deutsche Bank Trust Company Americas, Exchange Agent

By Hand Before 4:30 p.m.:	By Registered or Certified Mail:

Deutsche Bank Trust Company Americas	Deutsche Bank Trust Company Americas
DB Services Tennessee, Inc.	DB Services Tennessee, Inc.
Corporate Trust & Agency Services	Reorganization Unit
Reorganization Unit	P.O. Box 292737
648 Grassmere Park Road	Nashville, TN 37229-2737
Nashville, TN 37211
Fax: (615) 835-3701
Confirm by Telephone: (615) 835-3572
SPU-Reorg.Operations@db.com

By Hand or Overnight Delivery after	By Facsimile Transmission
4:30 p.m. on the Expiration Date:	(for Eligible Institutions only):

Deutsche Bank Trust Company Americas	Fax: (615) 835-3701
DB Services Tennessee, Inc.
Corporate Trust & Agency Services	Confirm by Telephone: (615) 835-3572
Reorganization Unit
648 Grassmere Park Road	Information (800) 735-7777
Nashville, TN 37211

Confirm by Telephone: (615) 835-3572
SPU-Reorg.Operations@db.com
     If you deliver the letter of transmittal to an address other than the address indicated above or transmit instructions via facsimile other than to the facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
     We will not make any payment to brokers, dealers, or others for soliciting acceptances of the exchange offer. The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses will include reasonable and customary fees and out-of-pocket expenses of the exchange agent and reasonable out-of-pocket expenses incurred by brokerage houses and other fiduciaries in forwarding materials to beneficial holders in connection with the exchange offer.
Accounting Treatment
     We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.
Transfer Taxes
     Holders who tender their original notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.
Consequences of Exchanging or Failing to Exchange Original Notes
     Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register original notes under the Securities Act.
     Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that exchange notes issued in the exchange offer in exchange for original notes may be offered for resale, resold or otherwise transferred by holders of the original notes, other than any holder which is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, as long as the exchange notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes. However, the SEC has not considered this exchange offer in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer as in the other circumstances.
     Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. If any holder is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, that holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
     Each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities and that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. Furthermore, any broker-dealer that acquired any of its original notes directly from us:
•	may not rely on the applicable interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993) and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
     See “Plan of Distribution.”
     In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the exchange notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of exchange notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF AMENDED AND RESTATED
SENIOR SECURED REVOLVING CREDIT FACILITY
     Concurrently with the closing of our issuance of the outstanding notes on May 7, 2007, we entered into an amended and restated senior secured revolving credit facility, with Deutsche Bank AG, New York Branch, as agent and the other lenders named in the revolving credit facility, to increase our borrowing limit from $350 million to $425 million.
     Borrowings under our revolving credit facility will mature in May 2012 and be limited to the lesser of (x) $425.0 million and (y) a borrowing base amount determined by reference to a percentage of the collateral value of the fleet, receivables, inventories, and real property securing the revolving credit facility. At May 31, 2007, the amount available for borrowings under this calculation was $425.0 million (less approximately $3.2 million of outstanding letters of credit), based upon the most restrictive of our covenants. In addition, our revolving credit facility includes a sub-limit borrowing availability of up to $50.0 million for letters of credit.
     Mandatory prepayments of loans under our revolving credit facility will be required in the event of:
•	certain asset sales and dispositions by us and our subsidiaries;

•	certain issuances of debt or equity securities by us and our subsidiaries; and

•	certain insurance proceeds received by us and our subsidiaries, in each case, subject to certain exceptions and reinvestment rights.
     Voluntary prepayments and commitment reductions are permitted in whole or in part, subject to minimum prepayment or reduction requirements, provided that voluntary prepayments of Eurodollar loans on a date other than the last day of the relevant interest period will be subject to the payment of customary breakage costs, if any. Such voluntary prepayments and commitment reductions may be made without premium or penalty.
     All of our obligations under our revolving credit facility are unconditionally guaranteed by each of our existing and each subsequently acquired or organized domestic subsidiaries. Also, our revolving credit facility provides that any obligation incurred by any of our UK subsidiaries is unconditionally guaranteed by each of our existing and subsequently acquired or organized UK subsidiaries and under certain circumstances by other foreign subsidiaries. At May 31, 2007, our UK subsidiaries had $19.2 million in aggregate principal amount of indebtedness outstanding under the credit facility. Our revolving credit facility and the related guarantees are secured by substantially all of our present and future assets and all present and future assets of each borrower and guarantor, including but not limited to (i) a first-priority pledge of the outstanding capital stock or other ownership interests owned by us and each guarantor (with limits on stocks of certain foreign subsidiaries) and (ii) perfected first-priority security interests in all of our present and future tangible and intangible assets and the present and future tangible and intangible assets of each borrower and guarantor (in each case, other than certain equipment assets subject to capitalized lease obligations).
     Loans under our revolving credit facility, at our option and subject to certain conditions, bear interest at a rate based on either (1) the prime rate of Deutsche Bank AG, New York Branch, plus a spread ranging from -0.25% (negative) to 0.25% depending on our leverage ratio, or (2) the London inter-bank offered rate (“LIBOR”) plus a spread ranging from 1.25% to 2.00% depending on our leverage ratio. Interest on outstanding borrowings is payable monthly or, with respect to LIBOR borrowings, either quarterly or on the last day of the applicable interest period (whichever is more frequent). In addition to paying interest on any outstanding principal amount under our revolving credit facility, we will be required to pay an unused revolving credit facility fee to the senior lenders equal to a range of 0.25% to 0.375%per annum on the unused daily balance of the revolving credit commitment, payable monthly in arrears, based upon the actual number of days elapsed in a 360 day year (or 365 for Sterling loans). For each letter of credit we issue, we are required to pay (i) a per annum fee equal to the margin over the LIBOR rate from time to time in effect, (ii) a fronting fee on the aggregate outstanding stated amounts of such letters of credit, plus (iii) customary administrative charges.
     The revolving credit facility documentation contains certain customary representations and warranties and customary covenants restricting our ability to, among others (i) declare dividends or redeem or repurchase capital stock, (ii) prepay, redeem or purchase other debt, (iii) incur liens, (iv) make loans and investments, (v) incur additional indebtedness, (vi) amend or otherwise alter debt and other material agreements, (vii) make capital expenditures, (viii) engage in mergers, acquisitions and asset sales, (ix) transact with affiliates, and (x) alter the business we conduct. We also are required to comply with specified financial covenants and affirmative covenants.

     Events of default under our revolving credit facility include, but are not limited to, (i) our failure to pay principal or interest when due, (ii) our material breach of any representations or warranty, (iii) covenant defaults, (iv) events of bankruptcy, (v) cross default to certain other debt, (vi) unsatisfied final judgments over a threshold to be determined, and (vii) a change of control. We will pay the senior lenders certain syndication and administration fees, reimburse certain expenses and provide certain indemnities to the senior lenders, the administrative agent and the arranger, in each case which are customary for credit facilities of this type.

DESCRIPTION OF NOTES
     The outstanding notes are, and the exchange notes will be, issued pursuant to the Indenture dated as of May 7, 2007 (the “Indenture”), among us, the Guarantors and Law Debenture Trust Company of New York, as Trustee (the “Trustee”).
     The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. The statements under this section of this prospectus relating to the exchange notes and the Indenture are summaries of the material provisions of the Indenture and do not restate the Indenture in its entirety. Copies of the Indenture and the Registration Rights Agreement related to the notes are available at the corporate trust office of the Trustee, and we have filed copies of the Indenture and the Registration Rights Agreement as exhibits to the registration statement on Form S-4 of which this prospectus is a part. See “Where You Can Find More Information.” You can find definitions of certain capitalized terms used in this description under “— Certain Definitions.” For purposes of this section, references to the “Company” includes only Mobile Mini, Inc. and not its Subsidiaries. Unless specifically identified otherwise, references to the “notes” means the originally issued notes together with the exchange notes.
General
     The Company issued $150.0 million in aggregate principal amount of the outstanding notes to the Initial Purchasers on May 7, 2007. The Initial Purchasers sold the outstanding notes to “qualified institutional buyers” as defined in Rule 144A under the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes. However, the exchange notes are not subject to transfer restrictions or registration rights unless held by certain broker-dealers, affiliates of the Company or certain other persons. See “The Exchange Offer — Consequences of Exchanging or Failing to Exchange.” The Company does not plan to list the exchange notes on any securities exchange or seek quotation on any automated quotation system. The outstanding notes are listed on Nasdaq’s PORTAL system.
     The exchange notes will be senior unsecured Obligations of the Company, ranking equal in right of payment with all other senior unsecured Obligations of the Company. All of our Subsidiaries on the Issue Date will guarantee the exchange notes with unconditional Guarantees that will be unsecured and senior to any existing and future Subordinated Indebtedness of such Subsidiaries. The exchange notes and the Guarantees will be effectively subordinated to all existing and future secured Indebtedness of the Company to the extent of the assets securing such debt. As of May 31, 2007, the Company had approximately $191.5 million of secured Indebtedness outstanding and approximately $230.3 million of unused commitments, net of outstanding letters of credit, under the Credit Agreement. All of the outstanding Indebtedness under the Credit Agreement is guaranteed by the Guarantors on a secured basis. The Notes will not be guaranteed by any of our Foreign Subsidiaries and will be effectively subordinated to any obligations of such Foreign Subsidiaries. The Foreign Subsidiaries have approximately $19.2 million outstanding Indebtedness as of May 31, 2007, all of which is outstanding under the Credit Agreement or intercompany obligations.
     The Company will issue the exchange notes in fully registered form in denominations of $2,000 and integral multiples thereof. Deutsche Bank Trust Company Americas will initially act as Paying Agent and Registrar for the Notes. The exchange notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the exchange notes (the “Holders”). The Company will pay principal (and premium, if any) on the exchange notes at the Paying Agent’s corporate office in New York, New York. At the Company’s option, interest may be paid at the Paying Agent’s corporate trust office or by check mailed to the registered address of Holders. Any outstanding notes that remain outstanding after the completion of this exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.
Principal, Maturity and Interest
     The exchange notes will mature on May 1, 2015. Additional notes may be issued from time to time, subject to the limitations set forth under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness.” Interest on the exchange notes will accrue at the rate of 6 7/8% per annum and will be payable semiannually in cash on each May 1 and November 1, commencing on November 1, 2007, to the persons who are registered Holders at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date. Interest on the exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.
     The exchange notes will not be (and the outstanding notes are not) entitled to the benefit of any mandatory sinking fund.

Redemption
     Optional Redemption. The Company may redeem the notes at any time at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice. To redeem the notes prior to May 1, 2011, the Company must pay a redemption price equal to the greater of:
     (a) 100% of the principal amount of the notes to be redeemed; and
     (b) the sum of the present values of (1) the redemption price of the notes at May 1, 2011 (as set forth below) and (2) the remaining scheduled payments of interest from the redemption date to May 1, 2011, but excluding accrued and unpaid interest, if any, to the redemption date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (determined on the second business day immediately preceding the date of redemption) plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
     Any notice to holders of notes of such a redemption will include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, will be set forth in a officers’ certificate delivered to the Trustee no later than two business days prior to the redemption date (unless clause (b) of the definition of “Comparable Treasury Price” is applicable, in which case such officers’ certificate shall be delivered on the redemption date).
     Beginning on May 1, 2011, the Company may redeem the notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 1 of the year set forth below:

Year	Percentage
2011	103.438%
2012	101.719%
2013 and thereafter	100.000%
     In addition, the Company must pay accrued and unpaid interest on the notes redeemed.
     Optional Redemption Upon Equity Offerings. At any time, or from time to time, on or prior to May 1, 2010, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the notes issued under the Indenture at a redemption price of 106.875% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:
     (1) at least 65% of the principal amount of notes issued under the Indenture remains outstanding immediately after any such redemption; and
     (2) the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.
     “Equity Offering” means a public or private offering of Qualified Capital Stock of the Company or any of its Subsidiaries other than:
     (1) public offerings with respect to the common stock of the Company or any subsidiary registered on Form S-8; and
     (2) issuances to any Subsidiary of the Company.
Selection and Notice of Redemption
     In the event that the Company chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the Registrar either:
     (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or,

     (2) on a pro rata basis, by lot or by such method as the Registrar shall deem fair and appropriate.
     No notes of a principal amount of $2,000 (and integral multiples of $1,000 in excess thereof) or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Registrar will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be delivered at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.
Guarantees
     The outstanding notes are, and the exchange notes will be, unconditionally guaranteed by all Domestic Restricted Subsidiaries of the Company existing on the Issue Date and thereafter by all acquired or created Domestic Restricted Subsidiaries, subject to compliance with the covenant described under “— Certain Covenants — Additional Subsidiary Guarantees.” The Guarantors will jointly and severally guarantee the Company’s obligations under the Indenture and the notes on a senior unsecured basis. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.
     Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Restricted Subsidiary of the Company without limitations, or with other Persons upon the terms and conditions set forth in the Indenture. See “— Certain Covenants — Merger, Consolidation and Sale of Assets.” In the event a Guarantor ceases to be a Subsidiary of the Company in a transaction that complies with the covenant described under “— Certain Covenants — Limitation on Asset Sales” and the other covenants contained in the Indenture, then the Guarantor’s Guarantee will be released.
     The notes will not be guaranteed by any of our Foreign Subsidiaries and will be effectively subordinated to the obligations of such Foreign Subsidiaries. The non-guarantor Subsidiaries represented 5.1% and 1.2% of our combined revenue and EBITDA, respectively, for the fiscal year ended December 31, 2006 and approximately 5.5% of our assets for the same period.
Change of Control
     Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.
     Within 30 days following the date upon which the Change of Control occurred, the Company must deliver a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.
     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.
     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.
     A Change of Control will be an event of default under the Credit Agreement, upon which event all amounts outstanding under the Credit Agreement shall, unless otherwise agreed by the required lenders thereunder, become due and payable. There can be no assurance that, in the event of a Change of Control, the Company will be able to obtain the necessary consents from the lenders under the Credit Agreement to waive such default or consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the Holders of the notes the rights described under “— Events of Default.”
     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder’s right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.
     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.
     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.
Certain Covenants
     The Indenture will contain, among others, the following covenants:
     Suspension of Covenants. During any period of time that: (i) the notes have Investment Grade Ratings from two Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:
     (1) ”— Limitation on Incurrence of Additional Indebtedness”;
     (2) ”— Limitation on Restricted Payments”;
     (3) ”— Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;
     (4) ”— Limitation on Asset Sales”;
     (5) ”— Limitation on Transactions with Affiliates”; and
     (6) clause (2) of the first paragraph of “— Merger, Consolidation and Sale of Assets”
(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the Guarantees of the Subsidiary Guarantors will also be suspended as of such date (the “Suspension Date”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees of the Subsidiary Guarantors will be reinstated if such

Guarantees are then required by the terms of the Indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).
     On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified as having been incurred or issued pursuant to clause (a) of “— Limitation on Incurrence of Additional Indebtedness” below (to the extent such Indebtedness would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to clause (a) of “— Limitation on Incurrence of Additional Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is initially classified as permitted under clause (3) of the definition of “Permitted Indebtedness”. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenant described under “— Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the second paragraph of “— Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period. The Company should provide notice to the Trustee if a Suspension Period event has occurred or if there has been a reversion event.
     Limitation on Incurrence of Additional Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.
     (b) The Company will not, and will not permit any Guarantor to directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.
     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:
     (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;
     (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than any such Capital Stock or warrants, rights or options owned by the Company or any Restricted Subsidiary of the Company);
     (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or
     (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”);
     if at the time of such Restricted Payment or immediately after giving effect thereto,
               (i) a Default or an Event of Default shall have occurred and be continuing; or

      (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; or
      (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:
     (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company from April 1, 2003 to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus
     (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to July 1, 2003 and on or prior to the Reference Date of (1) Qualified Capital Stock of the Company, (2) warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock) or (3) convertible or exchangeable Disqualified Capital Stock or debt securities that have been converted or exchanged in accordance with their terms for Qualified Capital Stock; plus
     (y) without duplication of any amounts included in clause (iii) (x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to July 1, 2003 and on or prior to the Reference Date (excluding, in the case of clauses (iii) (x) and (y), any net cash proceeds from an Equity Offering to the extent used to redeem the notes in compliance with the provisions set forth under “Redemption — Optional Redemption Upon Equity Offerings”); plus
     (z) without duplication, the sum of:
     (1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to July 1, 2003 whether through interest payments, principal payments, dividends or other distributions or payments;
     (2) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of the Company); and
     (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.
     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:
     (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;
     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;
     (3) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;
     (4) so long as no Default or Event of Default shall have occurred and be continuing redemption, repurchase, retirement, defeasance or other acquisition by the Company of Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company, in an aggregate amount not to exceed $1.5 million in any calendar year with any unused amounts in such calendar year being carried forward to the next succeeding calendar year; provided that the aggregate amount of repurchases that may be made pursuant to this clause (4) shall not exceed $3.0 million in any calendar year;
     (5) so long as no Default or Event of Default shall have occurred and be continuing, Restricted Payments in an aggregate amount not to exceed $25.0 million;
     (6) repurchases of Qualified Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities; and
     (7) repurchases of Qualified Capital Stock constituting fractional shares in an aggregate amount not to exceed $100,000.
     If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Board of Directors of the Company, would be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting Consolidated Net Income.
     In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), 3(ii)(a) and (4) shall be included in such calculation. As of December 31, 2006, the amount of Restricted Payments permitted to be made pursuant to clause (iii) of the immediately preceding paragraph was approximately $134.6 million.
     Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
     (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);
     (2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined below) (or a combination thereof) and is received at the time of such disposition; provided that
     (a) the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets; and
     (b) the fair market value of any securities or other assets received by the Company or any such Restricted Subsidiary in exchange for any such assets that are converted into cash within 180 days after such Asset Sale;
     shall be deemed to be cash for purposes of this provision; and
     (3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:
     (a) to repay (i) any Obligations under the Credit Agreement and effect a permanent reduction in the availability under such Credit Agreement and (ii) in the case of an Asset Sale by a Restricted Subsidiary that is not a Guarantor, Obligations of such Restricted Subsidiary;
     (b) to invest or commit to invest in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”);
     (c) to acquire or commit to acquire all or substantially all of the assets of, or a majority of the voting Capital Stock of a Permitted Business; and/or

     (d) a combination of prepayment and investment permitted by the foregoing clauses (3)(a) through (3)(c);
provided that in the case of a commitment to invest under clauses (b) and (c) above, such investment or acquisition shall be consummated within six months after such commitment.
     When the Net Cash Proceeds from Asset Sales not applied or invested as provided in the preceding paragraph total $15.0 million or more (each, a “Net Proceeds Offer Trigger Date”), the Company will, within 30 days, make an offer to purchase (the “Net Proceeds Offer”) to all Holders and, to the extent required by the terms of any Pari Passu Debt, an offer to purchase to all holders of such Pari Passu Debt, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any Pari Passu Debt) on a pro rata basis, that amount of notes (and Pari Passu Debt) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes (and Pari Passu Debt) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than as contemplated by clause 2(b) above and other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.
     Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent that:
     (1) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and
     (2) such Asset Sale is for fair market value;
provided that any cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.
     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “— Merger, Consolidation and Sale of Assets”, which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.
     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $2,000 (and integral multiples of $1,000 in excess thereof) in exchange for cash. To the extent Holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.
     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.
     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

     (1) pay dividends or make any other distributions on or in respect of its Capital Stock;
     (2) make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or
     (3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except in each case for such encumbrances or restrictions existing under or by reason of:
     (a) applicable law, rule, regulation or order;
     (b) the Indenture, the notes and the Guarantees;
     (c) the Credit Agreement;
     (d) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;
     (e) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;
     (f) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;
     (g) any encumbrance or restriction on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;
     (h) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;
     (i) Purchase Money Indebtedness for property acquired in the ordinary course of business that only impose restrictions on the property so acquired;
     (j) any agreement pursuant to which Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness, (B) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes;
     (k) Indebtedness permitted to be incurred subsequent to the date of the Indenture pursuant to the provisions of the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; provided that such encumbrances or restrictions are no less favorable to the Company, taken as a whole, in any material respect than the encumbrances or restrictions contained in the Credit Agreement as in effect on the Issue Date;
     (1) any Qualified Securitization Transaction; provided that such encumbrances and restrictions are customarily required by the institutional sponsor or arranger at the time of entering into such Qualified Securitization Transaction in similar types of documents relating to the purchase of similar Receivables in connection with the financing therewith;
     (m) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business; and
     (n) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b) and (d) through (k) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b) and (d) through (k).

     Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary that is not a Guarantor.
     Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:
     (1) in the case of Liens securing Subordinated Indebtedness, the notes or the Guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and
     (2) in all other cases, the notes or the Guarantee of such Guarantor, as the case may be, are equally and ratably secured, except for:
     (a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;
     (b) Liens securing Indebtedness and other Obligations under the Credit Agreement incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;
     (c) Liens securing the notes and the Guarantees;
     (d) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;
     (e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and
     (f) Permitted Liens.
     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:
     (1) either:
     (a) the Company shall be the surviving or continuing corporation; or
     (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):
     (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and
     (y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the Indenture and the Registration Rights

     Agreement on the part of the Company to be performed or observed;
     (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1) (b) (y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), either (x) the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness” or (y) the Consolidated Fixed Charge Coverage Ratio of the Company would be no less than such ratio immediately prior to such transaction;
     (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1) (b) (y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and
     (4) the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.
     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
     Notwithstanding the foregoing clauses (1), (2) and (3), the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.
     The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the notes and the Registration Rights Agreement with the same effect as if such surviving entity had been named as such.
     Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of “— Limitation on Asset Sales”) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:
     (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation or a partnership or a limited liability company, in each case, organized and existing under the laws of the United States or any State thereof or the District of Columbia;
     (2) such entity (if other than the Guarantor) assumes by supplemental indenture all of the obligations of the Guarantor under its Guarantee, the Indenture and the Registration Rights Agreement;
     (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and
     (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.
     Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant. The phrase “all or substantially all” of the assets of the Company or a Guarantor will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of the assets of the Company or a Guarantor has occurred.

     Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under the third paragraph of this covenant and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.
     All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $20.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.
     The restrictions set forth in the first paragraph of this covenant shall not apply to:
     (1) reasonable fees and compensation (including the payment of reasonable and customary benefits (including retirement, health, option, deferred compensation and other benefit plans) to officers and employees of the Company) paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;
     (2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;
     (3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;
     (4) Restricted Payments or Permitted Investments permitted by the Indenture;
     (5) any sale, conveyance or other transfer of Receivables and other related assets customarily transferred in a Qualified Securitization Transaction; and
     (6) the issuance of Qualified Capital Stock of the Company otherwise permitted hereunder.
     Additional Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Domestic Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Domestic Restricted Subsidiary having total assets with a book value in excess of $500,000, then such transferee or acquired or other Restricted Subsidiary shall:
     (1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the notes and the Indenture on the terms set forth in the Indenture; and
     (2) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.
     Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.
     Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses other than a Permitted

Business, except to the extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.
     Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
     Reports to Holders. The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will furnish the Trustee, on behalf of the Holders of the notes:
     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and
     (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.
     In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act.
Events of Default
     The following events are defined in the Indenture as “Events of Default”:
     (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;
     (2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);
     (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);
     (4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $15.0 million or more at any time;
     (5) one or more judgments in an aggregate amount in excess of $15.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;
     (6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or
     (7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).
     If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.
     If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
     The Indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:
     (1) if the rescission would not conflict with any judgment or decree;
     (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;
     (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;
     (4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and
     (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
     The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.
     Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.
     Under the Indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.
Legal Defeasance and Covenant Defeasance
     The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:
     (1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;
     (2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;
     (3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and
     (4) the Legal Defeasance provisions of the Indenture.
     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.
     In order to exercise either Legal Defeasance or Covenant Defeasance:
     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;
     (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:
     (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or
     (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);
     (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;
     (6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

     (7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;
     (8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;
     (9) certain other customary conditions precedent are satisfied.
     Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year, or are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.
Satisfaction and Discharge
     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:
     (1) either:
     (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or
     (b) all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or may be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
     (2) the Company has paid all other sums payable under the Indenture by the Company; and
     (3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.
Modification of the Indenture
     From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:
     (1) reduce the amount of notes whose Holders must consent to an amendment;
     (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;
     (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;
     (4) make any notes payable in money other than that stated in the notes;
     (5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;
     (6) after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto; or
     (7) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.
Governing Law
     The Indenture will provide that it, the notes and the Guarantees, if any, will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
The Trustee
     The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.
     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.
Certain Definitions
     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.
     “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.
     “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.
     “Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.
     “Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration (exclusive of any indemnities) of less than $2.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “Merger, Consolidation and Sale of Assets”; (c) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenants or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (e) the sale of or other disposition of cash or Cash Equivalents; (f) any sale or disposition deemed to occur in connection with creating or granting any Liens pursuant to the covenant described under “— Certain Covenants — Limitations on Liens”; (g) the lease, assignment or sublease of any real or personal property in the ordinary course of business; (h) any sale of Receivables pursuant to a Qualified Securitization Transaction; (i) sales of Unrestricted Subsidiaries; and (j) disposals, trade-ins or replacements of obsolete or worn out equipment.
     “Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.
     “Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.
     “Borrowing Base” means, as of any date, an amount equal to the sum of:
     (1) 85% of the aggregate book value of all accounts receivable of the Company and its Restricted Subsidiaries (other than any Special Purpose Vehicle) as of the end of the most recent fiscal quarter preceding such date; and
     (2) 80% of the aggregate cost basis of the portable storage unit lease fleet (or any successor line item or items reflecting such portable storage unit lease fleet) as indicated on its consolidated balance sheet as owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date (plus 80% of the fair market value of any portable storage units acquired since the end of such fiscal quarter), all calculated on a consolidated basis and in accordance with GAAP.
     “Capital Stock” means:
     (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and
     (2) with respect to any Person that is not a corporation, any, and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.
     “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.
     “Cash Equivalents” means:
     (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

     (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;
     (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;
     (4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;
     (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and
     (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.
     “Change of Control” means the occurrence of one or more of the following events:
     (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);
     (2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);
     (3) any Person or Group (other than any entity formed for the purpose of owning Capital Stock of the Company) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or
     (4) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.
     “Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.
     “Comparable Treasury Issue” means the United States treasury security selected by an Independent Investment Bank as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Independent Investment Bank” means one of the Reference Treasury Dealers appointed by the Company.
     “Comparable Treasury Price” means, with respect to any redemption date:
     (1) the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” or
     (2) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

     “Consolidated Assets” means, as of the date of determination, the total assets (less goodwill and intangible assets) of the Company and its Restricted Subsidiaries as shown on the balance sheet of the Company and its Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.
     “Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:
     (1) Consolidated Net Income; and
     (2) to the extent Consolidated Net Income has been reduced thereby:
     (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);
     (b) Consolidated Interest Expense; and
     (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.
     “Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:
     (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and
     (2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.
     Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:
     (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and
     (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.
     “Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:
     (1) Consolidated Interest Expense; plus
     (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.
     “Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:
     (1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations incurred in the fiscal quarter beginning after the Issue Date; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and
     (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less
     (3) interest income for such period.
     “Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication):
     (1) after-tax gains from Asset Sales (without regard to the $2.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;
     (2) after-tax items classified as extraordinary or nonrecurring gains;
     (3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;
     (4) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;
     (5) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;
     (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);
     (7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;
     (8) fees and expenses incurred in connection with this offering of the notes and related refinancing transactions in an aggregate amount not to exceed $15 million; and
     (9) charges to earnings incurred in connection with the early retirement of the 2013 Notes and the repurchase of 35% of the

     2013 Notes in fiscal year 2006 with the proceeds from a concurrent equity issuance.
     “Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).
     “Credit Agreement” means the Second Amended and Restated Loan and Security Agreement dated as of February 17, 2006, between the Company, certain of the Company’s subsidiaries, the lenders party thereto in their capacities as lenders thereunder, Deutsche Bank AG, New York Branch, as administrative agent (the “Agent”) and Deutsche Bank Securities Inc. and Banc of America Securities, LLC as joint lead arrangers, together with the related documents thereto (including, without limitation, any notes, guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring (including increasing the amount of available credit thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.
     “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.
     “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.
     “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.
     “Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
     “exchange notes” means the 6 7/8% Senior Notes due 2015 issued in exchange for the Initial Notes, which exchange notes are registered under the Securities Act and issued pursuant to the terms of a certain registration rights agreement dated as of May 7, 2007 by and among the Company, the Guarantors and the initial purchasers named therein.
     “fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.
     “Foreign Subsidiaries” means any Restricted Subsidary that is not a Domestic Restricted Subsidiary.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.
     “Guarantee” means a guarantee of the notes by a Guarantor.
     “Guarantor” means each of the Company’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.
     “Indebtedness” means with respect to any Person, without duplication:
     (1) all Obligations of such Person for borrowed money;
     (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (3) all Capitalized Lease Obligations of such Person;
     (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);
     (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;
     (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;
     (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;
     (8) all Obligations under currency agreements and interest swap agreements of such Person; and
     (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.
     For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.
     “Independent Financial Advisor” means a firm: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.
     “Initial Notes” means the 6 7/8% Senior Notes due 2015 issued under the Indenture and not registered under the Securities Act.
     “Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.
     “Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude (i) extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be; (ii) the acquisition of property and assets from suppliers and other vendors in the normal course of business and consistent with past practice; and (iii) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business and consistent with past practice. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.
     “Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency.
     “Issue Date” means May 7, 2007.
     “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).
     “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
     “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:
     (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);
     (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;
     (3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale;
     (4) amounts required to be paid to any Person owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale; and
     (5) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.
     “notes” means the Initial Notes and any exchange notes.
     “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
     “Pari Passu Debt” means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the notes or such Guarantee, as applicable.
     “Permitted Business” means any business conducted by the Company on the Issue Date, any reasonable extension thereof, and any additional business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and the Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Board of Directors of the Company.
     “Permitted Indebtedness” means, without duplication, each of the following:
     (1) Indebtedness under the notes issued on the Issue Date in an aggregate principal amount not to exceed $150.0 million;

     (2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (A) $425.0 million less the amount of all required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder with the Net Cash Proceeds from Asset Sales and (B) $25.0 million plus the Borrowing Base;
     (3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;
     (4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;
     (5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;
     (6) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;
     (7) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and the notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the Company;
     (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;
     (9) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;
     (10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business in an aggregate principal amount not to exceed the greater of (x) $15.0 million and (y) 2.0% of Consolidated Assets of the Company at any one time outstanding;
     (11) Refinancing Indebtedness;
     (12) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture;
     (13) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

     (14) Indebtedness incurred pursuant to a Qualified Securitization Transaction; provided, however, that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness under this clause (14) plus any Indebtedness incurred pursuant to clause (2) and outstanding on the date of such incurrence does not exceed the greater of (a) $425.0 million and (b) $25.0 million plus the Borrowing Base;
     (15) Acquired Indebtedness of the Company or any Restricted Subsidiary, in an aggregate principal amount not to exceed $10.0 million;
     (16) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement); and
     (17) Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any one time outstanding.
     For purposes of determining compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness”; provided that all Indebtedness outstanding under the Credit Agreement up to the maximum amount permitted under clause (2) of this definition above shall be deemed to have been incurred pursuant to clause (2) of this definition; (2) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded; (3) the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may incur pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies; and (4) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness.”
     “Permitted Investments” means:
     (1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;
     (2) Investments in the Company by any Restricted Subsidiary of the Company;
     (3) investments in cash and Cash Equivalents;
     (4) loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $500,000 at any one time outstanding;
     (5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;
     (6) additional Investments in an aggregate principal amount not to exceed the greater of (x) $15.0 million and (y) 2.0% of Consolidated Assets of the Company at any one time outstanding;
     (7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

     (8) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;
     (9) Investments represented by guarantees that are otherwise permitted under the Indenture;
     (10) Investments the payment for which is Qualified Capital Stock of the Company;
     (11) Investments in a Special Purpose Vehicle in connection with a Qualified Securitization Transaction; provided, however, that the only assets transferred to such Special Purpose Vehicle consist of Receivables and related assets of such Special Purpose Vehicle; and
     (12) Investments in existence on the date of the Indenture and an Investment in any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the date of the Indenture in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable to the Company and its Restricted Subsidiaries than the Investment being renewed or replaced.
     “Permitted Liens” means the following types of Liens:
     (1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;
     (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;
     (3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, warranty requirements, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
     (4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
     (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
     (6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation other than proceeds thereof;
     (7) Liens securing Purchase Money Indebtedness incurred or in the ordinary course of business; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired and (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition;
     (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
     (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and setoff;
     (11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;
     (12) Liens securing Indebtedness under Currency Agreements;
     (13) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness”; provided that:
     (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company, and
     (b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;
     (14) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;
     (15) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary cause of business of the Company and its Restricted Subsidiaries;
     (16) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;
     (17) Liens arising from filing Uniform Commercial Code financing statements regarding leases;
     (18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;
     (19) Liens securing Indebtedness permitted to be incurred pursuant to clause (16) or (17) of the definition of “Permitted Indebtedness”; provided, that, in the case of clause (17), such Liens do not extend to any assets other than the assets of such Foreign Subsidiaries;
     (20) Liens on Receivables to reflect sales of receivables pursuant to a Qualified Securitization Transaction;
     (21) other Liens securing Indebtedness for borrowed money with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $15.0 million at any time in the aggregate; and
     (22) deposits made in the ordinary course of business to secure liability to insurance carriers.
     “Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.
     “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.
     “Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.
     “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

     “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary in connection with or reasonably related to a transaction or series of transactions in which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to (1) a Special Purpose Vehicle or (2) any other Person, or may grant a security interest in, any equipment and related assets (including contract rights) or Receivables or interests therein secured by goods or services financed thereby (whether such Receivables are then existing or arising in the future) of the Company or any Restricted Subsidiary, and any assets relating thereto including, without limitation, all security or ownership interests in goods or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets, as any agreement governing any such transactions may be renewed, refinanced, amended, restated or modified from time to time.
     “Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company or any parent company of the Company as a replacement agency for Moody’s or S&P, as the case may be.
     “Receivables” means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by the Company or any Restricted Subsidiary of goods or services, and monies due thereunder, security or ownership interests in the goods and services financed thereby, records relating thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and other related rights.
     “Reference Treasury Dealer” means Deutsche Bank Securities Inc. and its successors; provided, however, that if it shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.
     “Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
     “Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness” (other than pursuant to clauses (2), (4), (5), (6), (7), (8) , (9), (10), (12), (13), (14), (16) or (17) of the definition of Permitted Indebtedness), in each case that does not:
     (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing above the sum of (i) the aggregate principal amount of such Indebtedness, plus (ii) the accrued interest on and amount of any premium required to be paid under the terms of the instrument governing such Indebtedness, plus (iii) the amount of reasonable expenses incurred by the Company in connection with such Refinancing; or
     (2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;
provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.
     “Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     “S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.
     “Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Significant Subsidiary", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.
     “Special Purpose Vehicle” means a bankruptcy-remote entity or trust or other special purpose entity that is formed by the Company, any Subsidiary of the Company or any other Person for the purpose of, and engages in no material business other than in connection with a Qualified Securitization Transaction or other similar transactions of Receivables or other similar or related assets.
     “Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the notes or the Guarantee of such Guarantor, as the case may be.
     “Subsidiary", with respect to any Person, means:
     (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or
     (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     “Unrestricted Subsidiary” of any Person means:
     (1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and
     (2) any Subsidiary of an Unrestricted Subsidiary.
     The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:
     (1) the Company certifies to the Trustee that such designation complies with the covenant described under “— Certain Covenants — Limitation on Restricted Payments”; and
     (2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.
     For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the covenant described under “— Certain Covenants — Limitation on Restricted Payments,” the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the “Limitation on Restricted Payments” covenant.
     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

     (1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness”; and
     (2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
     “Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.
     “Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM
     The exchange notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons. Upon issuance, the exchange notes will be deposited with the Trustee as custodian for the Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee.
     Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as participants, or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).
     So long as DTC, or its nominee, is the registered owner or holder of any of the exchange notes, DTC or that nominee, as the case may be, will be considered the sole owner or holder of such exchange notes represented by the global note for all purposes under the Indenture and the exchange notes. No beneficial owner of an interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream Banking.
     Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, any Subsidiary of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and procedures and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.
     We expect that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants.
     If DTC is at any time unwilling or unable to continue as a depositary for the global notes or if at any time DTC ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with DTC’s rules and procedures in addition to those provided for under the applicable indenture.
     DTC has advised us that: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants.
     Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, any Subsidiary of the Company, the Trustee or the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream

Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Registration Covenant; Exchange Offer
     We have filed a registration statement to comply with our obligation under the registration rights agreements to register the issuance of the exchange notes. See “The Exchange Offer.”
Notices
     Notices to Holders of exchange notes will be given by mail to the addresses of such Holders as they may appear in the register of Holders maintained by the Trustee.
Title
     Mobile Mini, Inc., the Trustee and any agent of Mobile Mini or the Trustee may treat the Person in whose name an exchange note is registered as the absolute owner thereof (whether or not such exchange note may be overdue) for the purpose of making payment and for all other purposes.
Governing Law
     The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
          The following is a general discussion of certain United States federal income (and as to non-U.S. Holders, estate tax) considerations relating to the purchase, ownership and disposition of the notes, and the exchange of the notes by such holder for exchange notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax consequences resulting from acquiring, holding or disposing of the notes, or exchanging the notes for exchange notes.
     This summary does not address all of the tax consequences that may be relevant to you in light of your personal investment circumstances, or to certain types of holders subject to special tax treatment, including, without limitation:
•	certain financial institutions;

•	brokers, dealers or traders in securities or commodities;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	“S” corporations;

•	partnerships and other pass-through entities;

•	expatriates;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	holders who hold the notes as a position in a “straddle” or as part of a “hedging” or “conversion” transaction; and

•	U.S. holders that have a functional currency other than the United States dollar.
     If you are an entity treated as a partnership for United States federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partners in partnerships that hold notes should consult their tax advisors to determine the tax consequences of the acquisition, ownership, and disposition of the notes.
     This discussion is limited to holders who purchase notes at the initial offering price and who hold the notes as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.
     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.
     TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER OF A NOTE IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY A HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER UNDER THE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE NOTES BY THE COMPANY; AND (C) A HOLDER OF A NOTE SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     U.S. Holders

     You are a “U.S. Holder” if you are the beneficial owner of a note and you are, for U.S. federal income tax or estate tax purposes, as applicable:
(1)	a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under section 7701(b)(1)(A)(3) of the Code;

(2)	a corporation (or an entity treated as a corporation) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

(3)	an estate, the income of which is subject to United States federal income tax regardless of its source; or

(4)	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust or certain other trusts that have a valid election in effect to be treated as a United States person.
     Interest on Notes. If you are a U.S. Holder, interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued, depending on your method of tax accounting.
     Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes. You will generally recognize capital gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount of money and fair market value of property received in exchange for the note (except to the extent attributable to the payment of accrued interest to the extent not previously included in income, which amount generally will be taxable as ordinary income as described above) and your adjusted tax basis in the note.
     Your adjusted tax basis in a note will generally equal the price you paid for the note. Gain or loss realized on the sale, exchange or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or other disposition, you have held the note for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at a reduced rate. Taxpayers are subject to limitations on the deductibility of capital losses.
     Exchange Offer. In satisfaction of your registration rights as provided for herein, we intend to offer exchange notes for the notes. The exchange notes should not differ materially in kind or extent from the notes, and therefore your exchange of notes for exchange notes should not constitute a taxable disposition of the notes for United States federal income tax purposes. As a result, you should not recognize taxable income, gain or loss on such exchange, your holding period or the exchange notes should generally include the holding period for the notes so exchanged, and your adjusted tax basis in the exchange notes should generally be the same as your adjusted tax basis in the notes so exchanged.
     Information Reporting and Backup Withholding. Information reporting will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption or retirement), of the notes with respect to certain U.S. Holders. If you are a U.S. Holder, you will also be subject to backup withholding at the current rate of 28% with respect to any interest and premium we pay on a note unless you (1) are an entity (including a corporation or a tax-exempt organization) that is exempt from backup withholding and, when required, demonstrate this fact; or (2) timely provide us with a correct taxpayer identification number, certify that the taxpayer identification number is correct and that you have not been notified by the IRS that you are subject to backup withholding due to underreporting of interest or dividends, and you otherwise comply with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is allowable as a credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is timely furnished to the IRS.
     Non-U.S. Holders
     In the following discussion, we summarize certain United States federal income and estate tax considerations resulting from the acquisition, ownership and disposition of the notes by Non-U.S. Holders. You are a “Non-U.S. Holder” subject to the following discussion if you are a beneficial owner of a note and are an individual, a corporation, a trust or an estate that is not a U.S. Holder.
     Interest on Notes. Subject to the discussion below of backup withholding, interest paid on the notes to you generally will not be subject to United States federal income tax if:
(1)	such interest is not effectively connected with your conduct of a trade or business within the United States;

(2)	you do not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

(3)	you are not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the Code; and

(4)	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business.
     To qualify for the exemption from taxation described above, the withholding agent as defined below, must have received a statement from you (generally on IRS Form W-8BEN) that:
(1)	is signed under penalties of perjury by you as the beneficial owner of the note;

(2)	certifies that you are not a United States person; and,

(3)	provides your name and address.
        Certain securities clearing organizations and other entities who are not beneficial owners, may be able to provide a signed statement to the withholding agent. However, in such case, the signed statement may require a copy of the beneficial owner’s W-8BEN or the substitute form.
     If you are not exempt from tax under these rules, payments made to you will be subject to withholding of United States federal income tax at a rate of 30% unless:
(1)	Either:
(A)	the interest is effectively connected with your conduct of a United States trade or business, in which case you will be subject to the United States federal income tax on such interest (generally in the same manner as a U.S. Holder unless an applicable income tax treaty provides otherwise) (and, with respect to corporate holders, under certain circumstances an additional branch profits tax may apply); or

(B)	the rate of withholding is reduced or eliminated by an applicable income tax treaty; and
(2)	you provide us with proper certification on IRS Form W-8ECI or IRS Form W-8BEN, respectively, as to your exemption from withholding.
        Sale or Other Disposition of the Notes. You generally will not be required to pay United States federal income tax on gain realized on the sale, exchange, redemption, retirement or other disposition of a note unless:
(1)	if you are an individual, you are present in the United States for 183 days or more in the year of such sale, exchange, redemption, retirement or other disposition, and either:
(A)	have a “tax home” in the United States and certain other requirements are met; or

(B)	the gain from the disposition is attributable to an office or other fixed place of business in the United States; or
(2)	the gain is effectively connected with your conduct of a United States trade or business (and if an income tax treaty applies, is attributable to a U.S. permanent establishment), in which case you will be subject to United States federal income tax on such gain generally in the same manner as a U.S. Holder (and, with respect to corporate holders, in some circumstances an additional branch profits tax may apply).
        Information Reporting and Backup Withholding. If you are a Non-U.S. Holder that receives payments of interest directly from us or through the United States office of a custodian, nominee, agent or broker, there is a possibility that both information reporting and backup withholding at a rate of 28% will apply to the payments. However, backup withholding and information reporting will not apply if you timely certify, generally on an IRS Form W-8BEN, that you are not a United States person or if you otherwise establish an exemption.

        Backup withholding or information reporting generally will not apply to proceeds received on the sale, exchange, redemption, retirement or other disposition of a note made to or through a foreign of a broker except that information reporting may apply to those proceeds if the broker has certain connections to the United States and you fail to certify that you are not a United States person or otherwise establish an exemption, payments of such proceeds made to or through the U.S. office of a broker generally are subject to information reporting and backup withholding unless you certify that you are not a United States person or otherwise establish an exemption.
     Any amounts withheld under the backup withholding rules may be credited against your United States federal income tax liability, or refunded to the extent amounts withheld exceed that liability, provided that the required information is timely furnished to the IRS.
     United States Federal Estate Tax. A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will not be subject to United States federal estate tax if interest on the note is exempt from withholding under the rules discussed above for “Non U.S. Holders —Interest on Notes” (without regard to the certification requirement).

PLAN OF DISTRIBUTION
     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 365 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until                                         , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.
     Furthermore, any broker-dealer that acquired any of its original notes directly from us:
•	may not rely on the applicable interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
     We agree to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.
NOTICE TO CANADIAN RESIDENTS
Resale Restrictions
     The distribution of the original notes in Canada was made on a private placement basis only and was exempt from the requirement that the Company prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the original notes and the exchange notes must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the original notes and the exchange notes.
     The Company is not a “reporting issuer,” as such term is defined under applicable securities legislation, in any province of Canada in which the original notes were offered. Under no circumstances will be Company be required to file a prospectus or similar document with any securities regulatory authority in Canada. Canadian investors are advised that the Company currently has no intention to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the original notes or the exchange notes to the public in Canada or any province or territory thereof.
Representation of Purchasers
     By exchanging original notes for exchange notes in the exchange offer, a Canadian Holder is representing to us that:

     (i) the Holder is entitled under applicable provincial securities laws to receive the exchange notes without the benefit of a prospectus qualified under those securities laws;
     (ii) where required by law, the Holder is exchanging as principal and not as agent; and
     (iii) the Holder has reviewed the text above under “Resale Restrictions.”
     Each Canadian investor who acquires exchange notes in the exchange offer acknowledges that its name and other specific information, including the amount of exchange notes it has acquired, may be disclosed to Canadian securities regulatory authorities and become available to the public in accordance with the requirements of applicable Canadian securities laws. By acquiring exchange notes, each Canadian investor consents to the disclosure of such information.
Taxation and Eligibility for Investment
     Canadian acquirers of exchange notes should consult their own legal and tax advisers with respect to the tax consequences of an investment in the exchange notes in their particular circumstances and with respect to the eligibility of the exchange notes for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations.
Rights of Action for Damages or Rescission — Ontario
     An investor who acquires securities offered by this prospectus pursuant to the exchange offer has, without regard to whether the investor relied upon a misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and any selling security holder provided that:
     (a) if the investor exercises its right of rescission, it shall cease to have a right of action for damages against the issuer or any selling security holders;
     (b) the issuer and the selling security holders, if any, will not be liable if they prove that the investor acquired the securities with knowledge of the misrepresentation;
     (c) the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that they can prove do not represent the depreciation in value of the securities as a result of the misrepresentation relied upon; and
     (d) in no case shall the amount recoverable exceed the price at which the securities were offered.
     Section 138 of the Securities Act (Ontario) provides that no action shall be commenced to enforce these rights more than:
     (a) in the case of an action for recession, 180 days from the day of the transaction that gave rise to the cause of action; or
     (b) in the case of an action for damages, the earlier of:
     (i) 180 days from the day that the investor first had knowledge of the facts giving rise to the cause of action, or
     (ii) three years from the day of the transaction that gave rise to the cause of action.
     The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defences on which the Company may rely. The enforceability of these rights may be limited as described herein under “Enforcement of Legal Rights.”
     The rights of action discussed above will be granted to the investors to whom such rights are conferred. The rights discussed above are in addition to and without derogation from any other right or remedy which investors may have at law. Similar rights may be available to investors resident in other Canadian jurisdiction under local provincial securities laws.
     In light of U.S. jurisprudence, including a decision by the Supreme Court of the United States, prospective Canadian investors should consult their own legal advisers as to whether similar rights may be available to them in the United States.

Enforcement of legal rights
     The Company is incorporated under the law of the State of Delaware. All, or substantially all, of the directors and officers of the Company, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian investors to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.
LEGAL MATTERS
     Squire, Sanders & Dempsey L.L.P. has passed upon the validity and enforceability of the exchange notes and the related guarantees on behalf of the issuers.
EXPERTS
      The consolidated financial statements of Mobile Mini, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (including schedules appearing therein) and Mobile Mini Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
          Mobile Mini is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.
     The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
     Mobile Mini’s Certificate of Incorporation and Bylaws provide for the indemnification of its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by Mobile Mini with certain of its executive officers, Mobile Mini must indemnify such officers and employees in the same manner and to the same extent that it is are required to indemnify its directors under its Bylaws. Mobile Mini’s Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director’s fiduciary duty.
     Mobile Mini has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of Mobile Mini, or that may arise out of their status as directors or officers of the registrants, including liabilities under the federal and state securities laws. Mobile Mini has entered into indemnification agreements to indemnify its directors to the extent permitted under Delaware law.
Item 21. Exhibits and Financial Statement Schedules.

Exhibit
Number	Description

1	Registration Rights Agreement among Mobile Mini, Inc. and Deutsche Bank Securities Inc., CIBC World Markets Corp., Banc Of America Securities LLC, and Credit Suisse Securities (USA) LLC, dated May 7, 2007

4.1	Indenture, dated as of May 7, 2007, among Mobile Mini, Inc., the Guarantors named therein, and Law Debenture Trust Company of New York, as Trustee

5	Opinion of Squire, Sanders & Dempsey L.L.P.

12	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP

23.2	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5)

24	Power of Attorney (included on signature page)

25	Statement of Eligibility of Law Debenture Trust Company of New York, as Trustee, on Form T-1

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to Clients

99.4	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

99.5	Form of Letter to Registered Holders

Item 22. Undertakings.
     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on June 26, 2007.

MOBILE MINI, INC.
By:	/s/ STEVEN G. BUNGER
Steven G. Bunger
Chief Executive Officer and President

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven G. Bunger and Lawrence Trachtenberg his or her true and lawful attorneys-in-fact and agents, each of them with full power of substitution and resubstitution and full power to act without the other, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement and any and all amendments and other documents or instruments relating thereto, with power where appropriate to affix the corporate seal, and to file on behalf of the Company the Registration Statement and any and all amendments with all exhibits thereto, including post-effective amendments and any filings under Rule 462 promulgated under the Securities Act of 1933, as amended, and any and all other information and documents or instruments in connection therewith, with the Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite, necessary or advisable to be done in and about the premises as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

	By:	/s/ Steven G. Bunger
Steven G. Bunger, President, Chief Executive
Officer and Director (Principal Executive Officer)

Date: June 26, 2007	By:	/s/ Lawrence Trachtenberg
Lawrence Trachtenberg, Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

Date: June 26, 2007	By:	/s/ Deborah K. Keeley
Deborah K. Keeley, Senior Vice President and Chief Accounting Officer
(Principal Accounting Officer)

Date: June 26, 2007	By:	/s/ Jeffrey S. Goble
Jeffrey S. Goble, Director

Date: June 26, 2007	By:	/s/ Ronald J. Marusiak
Ronald J. Marusiak, Director

Date: June 26, 2007	By:	/s/ Stephen A McConnell
Stephen A McConnell, Director

Date: June 26, 2007	By:	/s/ Michael L. Watts
Michael L. Watts, Director

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on June 26, 2007.

DELIVERY DESIGN SYSTEMS, INC.
By:	/s/ STEVEN G. BUNGER
Steven G. Bunger
Chief Executive Officer and President

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven G. Bunger and Lawrence Trachtenberg his or her true and lawful attorneys-in-fact and agents, each of them with full power of substitution and resubstitution and full power to act without the other, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement and any and all amendments and other documents or instruments relating thereto, with power where appropriate to affix the corporate seal, and to file on behalf of the Company the Registration Statement and any and all amendments with all exhibits thereto, including post-effective amendments and any filings under Rule 462 promulgated under the Securities Act of 1933, as amended, and any and all other information and documents or instruments in connection therewith, with the Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite, necessary or advisable to be done in and about the premises as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 26th day of June, 2007, by the following persons in the capacities indicated:

Signature	Title

/s/ STEVEN G. BUNGER Steven G. Bunger	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg	Executive Vice President, Secretary/Treasurer and Director (Principal Financial Officer)

/s/ DEBORAH K. KEELEY Deborah K. Keeley	Vice President and Controller (Chief Accounting Officer)

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on June 26, 2007.

MOBILE MINI, LLC (a California limited liability company)
By:	/s/ STEVEN G. BUNGER
Steven G. Bunger
Chief Executive Officer and President

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven G. Bunger and Lawrence Trachtenberg his or her true and lawful attorneys-in-fact and agents, each of them with full power of substitution and resubstitution and full power to act without the other, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement and any and all amendments and other documents or instruments relating thereto, with power where appropriate to affix the corporate seal, and to file on behalf of the Company the Registration Statement and any and all amendments with all exhibits thereto, including post-effective amendments and any filings under Rule 462 promulgated under the Securities Act of 1933, as amended, and any and all other information and documents or instruments in connection therewith, with the Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite, necessary or advisable to be done in and about the premises as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 26th day of June, 2007, by the following persons in the capacities indicated:

Signature	Title

/s/ STEVEN G. BUNGER Steven G. Bunger	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg	Executive Vice President, Secretary/Treasurer and Director (Principal Financial Officer)

/s/ DEBORAH K. KEELEY	Vice President and Controller
Deborah K. Keeley	(Chief Accounting Officer)

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on June 26, 2007.

MOBILE MINI, LLC (a Delaware limited liability company)
By:	/s/ STEVEN G. BUNGER
Steven G. Bunger
Chief Executive Officer and President

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven G. Bunger and Lawrence Trachtenberg his or her true and lawful attorneys-in-fact and agents, each of them with full power of substitution and resubstitution and full power to act without the other, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement and any and all amendments and other documents or instruments relating thereto, with power where appropriate to affix the corporate seal, and to file on behalf of the Company the Registration Statement and any and all amendments with all exhibits thereto, including post-effective amendments and any filings under Rule 462 promulgated under the Securities Act of 1933, as amended, and any and all other information and documents or instruments in connection therewith, with the Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite, necessary or advisable to be done in and about the premises as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 26th day of June, 2007, by the following persons in the capacities indicated:

Signature	Title

/s/ STEVEN G. BUNGER Steven G. Bunger	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg	Executive Vice President, Secretary/Treasurer and Director (Principal Financial Officer)

/s/ DEBORAH K. KEELEY Deborah K. Keeley	Vice President and Controller (Chief Accounting Officer)

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on June 26, 2007.

MOBILE MINI I, INC.
By:	/s/ STEVEN G. BUNGER
Steven G. Bunger
Chief Executive Officer and President

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven G. Bunger and Lawrence Trachtenberg his or her true and lawful attorneys-in-fact and agents, each of them with full power of substitution and resubstitution and full power to act without the other, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement and any and all amendments and other documents or instruments relating thereto, with power where appropriate to affix the corporate seal, and to file on behalf of the Company the Registration Statement and any and all amendments with all exhibits thereto, including post-effective amendments and any filings under Rule 462 promulgated under the Securities Act of 1933, as amended, and any and all other information and documents or instruments in connection therewith, with the Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite, necessary or advisable to be done in and about the premises as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 26th day of June, 2007, by the following persons in the capacities indicated:

Signature	Title

/s/ STEVEN G. BUNGER Steven G. Bunger	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg	Executive Vice President, Secretary/Treasurer and Director (Principal Financial Officer)

/s/ DEBORAH K. KEELEY Deborah K. Keeley	Vice President and Controller (Chief Accounting Officer)

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on June 26, 2007.

MOBILE MINI HOLDINGS, INC.
By:	/s/ LAWRENCE TRACHTENBERG
Lawrence Trachtenberg
President

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven G. Bunger and Lawrence Trachtenberg his or her true and lawful attorneys-in-fact and agents, each of them with full power of substitution and resubstitution and full power to act without the other, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement and any and all amendments and other documents or instruments relating thereto, with power where appropriate to affix the corporate seal, and to file on behalf of the Company the Registration Statement and any and all amendments with all exhibits thereto, including post-effective amendments and any filings under Rule 462 promulgated under the Securities Act of 1933, as amended, and any and all other information and documents or instruments in connection therewith, with the Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite, necessary or advisable to be done in and about the premises as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 26th day of June, 2007, by the following persons in the capacities indicated:

Signature	Title

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg	President and Director (Principal Executive Officer; Principal Financial Officer)

/s/ DEBORAH K. KEELEY Deborah Keeley	Secretary and Director

/s/ DAN RADIGAN Dan Radigan	Treasurer (Chief Accounting Officer)

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on June 26, 2007.

MOBILE MINI OF OHIO, LLC
By:	/s/ STEVEN G. BUNGER
Steven G. Bunger
Chief Executive Officer and President

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven G. Bunger and Lawrence Trachtenberg his or her true and lawful attorneys-in-fact and agents, each of them with full power of substitution and resubstitution and full power to act without the other, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement and any and all amendments and other documents or instruments relating thereto, with power where appropriate to affix the corporate seal, and to file on behalf of the Company the Registration Statement and any and all amendments with all exhibits thereto, including post-effective amendments and any filings under Rule 462 promulgated under the Securities Act of 1933, as amended, and any and all other information and documents or instruments in connection therewith, with the Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite, necessary or advisable to be done in and about the premises as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 26th day of June, 2007, by the following persons in the capacities indicated:

Signature	Title

/s/ STEVEN G. BUNGER Steven G. Bunger	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg	Executive Vice President, Secretary/Treasurer and Director (Principal Financial Officer)

/s/ DEBORAH K. KEELEY Deborah K. Keeley	Vice President and Controller (Chief Accounting Officer)

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on June 26, 2007.

MOBILE MINI TEXAS LIMITED PARTNERSHIP, L.L.P.
By:	/s/ STEVEN G. BUNGER
Steven G. Bunger
President

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven G. Bunger and Lawrence Trachtenberg his or her true and lawful attorneys-in-fact and agents, each of them with full power of substitution and resubstitution and full power to act without the other, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement and any and all amendments and other documents or instruments relating thereto, with power where appropriate to affix the corporate seal, and to file on behalf of the Company the Registration Statement and any and all amendments with all exhibits thereto, including post-effective amendments and any filings under Rule 462 promulgated under the Securities Act of 1933, as amended, and any and all other information and documents or instruments in connection therewith, with the Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite, necessary or advisable to be done in and about the premises as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 26th day of June, 2007, by the following persons in the capacities indicated:

Signature	Title

/s/ STEVEN G. BUNGER Steven G. Bunger	President (Principal Executive Officer)

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg	Treasurer (Principal Financial Officer)

/s/ DEBORAH K. KEELEY Deborah K. Keeley	Secretary (Chief Accounting Officer)
[This registrant has no directors and has nobody that performs functions similar to a board of directors.]

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on June 26, 2007.

TEMPORARY MOBILE STORAGE, INC.
By:	/s/ STEVEN G. BUNGER
Steven G. Bunger
President

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven G. Bunger and Lawrence Trachtenberg his or her true and lawful attorneys-in-fact and agents, each of them with full power of substitution and resubstitution and full power to act without the other, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement and any and all amendments and other documents or instruments relating thereto, with power where appropriate to affix the corporate seal, and to file on behalf of the Company the Registration Statement and any and all amendments with all exhibits thereto, including post-effective amendments and any filings under Rule 462 promulgated under the Securities Act of 1933, as amended, and any and all other information and documents or instruments in connection therewith, with the Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite, necessary or advisable to be done in and about the premises as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 26th day of June, 2007, by the following persons in the capacities indicated:

Signature	Title

/s/ STEVEN G. BUNGER Steven G. Bunger	President and Director (Principal Executive Officer)

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg	Chief Financial Officer, Secretary and Director (Principal Financial Officer)

/s/ DEBORAH K. KEELEY Deborah K. Keeley	Treasurer and Director (Chief Accounting Officer)

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on June 26, 2007.

A ROYAL WOLF PORTABLE STORAGE, INC.
By:	/s/ STEVEN G. BUNGER
Steven G. Bunger
President

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven G. Bunger and Lawrence Trachtenberg his or her true and lawful attorneys-in-fact and agents, each of them with full power of substitution and resubstitution and full power to act without the other, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement and any and all amendments and other documents or instruments relating thereto, with power where appropriate to affix the corporate seal, and to file on behalf of the Company the Registration Statement and any and all amendments with all exhibits thereto, including post-effective amendments and any filings under Rule 462 promulgated under the Securities Act of 1933, as amended, and any and all other information and documents or instruments in connection therewith, with the Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite, necessary or advisable to be done in and about the premises as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 26th day of June, 2007, by the following persons in the capacities indicated:

Signature	Title

/s/ STEVEN G. BUNGER Steven G. Bunger	President and Director (Principal Executive Officer)

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg	Chief Financial Officer, Secretary and Director (Principal Financial Officer)

/s/ DEBORAH K. KEELEY Deborah K. Keeley	Treasurer and Director (Chief Accounting Officer)

EXHIBIT INDEX

Exhibit
Number	Description

1	Registration Rights Agreement among Mobile Mini, Inc. and Deutsche Bank Securities Inc., CIBC World Markets Corp., Banc Of America Securities LLC, and Credit Suisse Securities (USA) LLC, dated May 7, 2007

4.1	Indenture, dated as of May 7, 2007, among Mobile Mini, Inc., the Guarantors named therein, and Law Debenture Trust Company of New York, as Trustee

5	Opinion of Squire, Sanders & Dempsey L.L.P.

12	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP

23.2	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5)

24	Power of Attorney (included on signature page)

25	Statement of Eligibility of Law Debenture Trust Company of New York, as Trustee, on Form T-1

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to Clients

99.4	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

99.5	Form of Letter to Registered Holders